Exhibit 10.35

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

NOVANT HEALTH, INC.,

STONES MERGER CORP.

MQ ASSOCIATES, INC.,

and

J.P. MORGAN PARTNERS (BHCA), L.P.,
solely for purposes of Sections 5.11 and 5.12 and Article X
and in its capacity as the Stockholders’ Representative

Dated as of August 10, 2007

i

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1	Mutual Conditions	45
Section 6.2	Conditions to the Obligations of Parent and Merger Sub to Effect the Merger	45
Section 6.3	Conditions to the Obligations of Company to Effect the Merger	46

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.1	Survival of Representations, Warranties and Covenants	47
Section 7.2	Indemnification of Parent Indemnified Parties	47
Section 7.3	Indemnification of Seller Indemnified Parties	49
Section 7.4	Third Party Claims	50
Section 7.5	Other Indemnification Procedures	51
Section 7.6	Punitive Damages	52
Section 7.7	No Duplications	52
Section 7.8	Tax Benefits	52
Section 7.9	Exclusive Remedy	52

ARTICLE VIII

TAX MATTERS

Section 8.1	Preparation and Filing of Tax Returns and Payment of Taxes	52
Section 8.2	Cooperation	53
Section 8.3	Purchaser Tax Covenants	53
Section 8.4	Purchase Price Adjustment	54

ARTICLE IX

TERMINATION

Section 9.1	Termination	54
Section 9.2	Effect of Termination	55

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1	Stockholders’ Representative	56
Section 10.2	Representations and Warranties	57
Section 10.3	Amendment; Waiver	58
Section 10.4	Entire Agreement	58
Section 10.5	Knowledge Convention	58

Section 10.6	Company Disclosure Schedule	58
Section 10.7	Interpretation	58
Section 10.8	Severability	59
Section 10.9	Notices	59
Section 10.10	Binding Effect; Persons Benefiting; No Assignment	60
Section 10.11	Counterparts	61
Section 10.12	Governing Law	61
Section 10.13	Consent to Jurisdiction	61
Section 10.14	Specific Performance	61

Exhibit 2.2(b) – EBITDA Contribution by Facility
Exhibit 2.2(d) – Adjusted EBITDA Definition
Exhibit 2.2(p) – Form of Escrow Agreement
Exhibit 6.2(j) – Management Incentive Structure

INDEX OF DEFINED TERMS

Page

11 7/8% Notes Indenture	32
12¼% Notes Indenture	32
2008 Adjusted EBITDA Statement	5
2008 Income Statement	4
Accountants	5
Action	18
Affiliate	23
Affiliate Arrangement	23
Aggregate Indemnity Claim Amount	7
Agreement	1
Antitrust Laws	38
Assets	18
Benefit Plans	26
Business Day	2
Business Employee	40
CCMP	42
Certificate of Merger	2
Certificates	9
Class A Common Stock	3
Closing	2
Closing Date	2
Code	24
Common Stock	3
Company	1
Company Disclosure Schedule	11
Company Filed SEC Report	14
Company Financial Statements	14
Company Intellectual Property	29
Company Material Adverse Effect	16
Company SEC Reports	14
Company Stockholder Approval	12
Company Subsidiary	11
Confidentiality Agreement	37
Contingent Cash Amount	8
Contingent Consideration	4
Continuing Employee	40
Contract	22
control	23
D&O Insurance	43
Damages	48
DGCL	1
Dissenting Shares	10

v

Divested Facility	4
Earn-Out Period	6
EBITDA Deficit	4
Effective Time	2
Environmental Laws	30
ERISA	25
ERISA Affiliate	26
Escrow Agent	8
Escrow Agreement	8
Escrow Amount	7
Exchange Act	11
Facilities	4
Facility	4
GAAP	4
Governmental Approval	13
Governmental Authority	13
Grant Date	13
Hazardous Materials	30
HSR Act	13
Indemnified Party	50
Indemnifying Party	50
Indemnity Basket	48
Initial Contingent Cash Amount	7
Intellectual Property	29
Internal Controls	15
JPMP	1
Laws	12
Lease	19
Leased Real Property	19
Liability	22
License Agreements	28
Liens	12
March 31 Balance Sheet	16
Material Contract	22
Merger	1
Merger Consideration	9
Merger Sub	1
NOL Reps	49
Organizational Documents	11
Owned Real Property	19
Parent	1
Parent Basket	50
Parent Indemnified Parties	47
Pending Claim	51
Pending Claim Objection Notice	51
Pending Claim Review Period	51

Permits	17
Permitted Liens	18
Person	12
Post-Closing Period	53
Pre-Closing Period	52
Q3/Q4 2008 Income Statement	4
Real Property	19
Representatives	35
Retention Bonus Program	45
Sarbanes-Oxley Act	14
SEC	11
Second Contingent Cash Amount	7
Seller Indemnified Parties	49
Series A Preferred Stock	3
Series B Preferred Stock	3
Stock Option Plan	13
Stock Options	13
Stockholders	56
Stockholders’ Representative	56
Stockholders’ Representative Objection	5
Stockholders’ Representative Objection Notice	5
Stockholders’ Representative Review Period	5
Straddle Period	52
Subsequent Contingent Cash Amounts	7
Subsidiary	11
Superior Proposal	36
Surviving Corporation	2
Takeover Proposal	36
Target EBITDA	4
Tax	25
Tax Arbitrator	49
Tax Authority	25
Tax Basket	48
Tax Proceeding	25
Tax Return	25
Taxes	25
Termination Date	47
Termination Fee	55
Third Party Claim	50
Treasury Regulations	25
Voting Agreement	1
WARN	28
Warrant	37

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 10, 2007 (this “Agreement”), is made and entered into by and among Novant Health, Inc., a North Carolina nonprofit corporation (“Parent”), Stones Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), MQ Associates, Inc., a Delaware corporation (the “Company”), and J.P. Morgan Partners (BHCA), L.P. (“JPMP”), solely for purposes of Sections 5.11 and 5.12 and Article X and in its capacity as the Stockholders’ Representative (as defined in Section 10.1 below).

WHEREAS, the Board of Trustees of Parent has determined that the merger of Merger Sub with and into the Company (the “Merger”) is advisable and in the best interests of Parent, and the respective Boards of Directors of Merger Sub and the Company have each determined that the Merger is advisable and in the best interests of their respective stockholders;

WHEREAS, the Board of Trustees of Parent and the respective Boards of Directors of Merger Sub and the Company have each approved and declared advisable this Agreement and the Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, JPMP, which beneficially owns shares with voting power sufficient to approve the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Company’s Organizational Documents (as defined in Section 3.1(c) below), and Parent have entered into an agreement pursuant to which JPMP has agreed to vote all of the shares of voting stock of the Company beneficially owned by JPMP in favor of this Agreement and the Merger and against any transaction or other action that would interfere with this Agreement or any of the transactions contemplated herby (including the Merger) (the “Voting Agreement”).

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1             The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3 below), Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity following the Merger (sometimes referred to herein as the “Surviving

Corporation”).  The existence of the Company shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the DGCL.

Section 1.2             Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third Business Day (as defined below) following the satisfaction or waiver of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto.  The date on which the Closing occurs is referred to herein as the “Closing Date.”  As used in this Agreement, the term “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law (as defined in Section 3.3 below) to close.

Section 1.3             Effective Time.  Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger.  The time at which the Merger becomes effective is referred to herein as the “Effective Time.”

Section 1.4             Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.5             Organizational Documents of the Surviving Corporation.  The Company’s certificate of incorporation, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6             Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE SECURITIES
OF THE COMPANY AND MERGER SUB

Section 2.1             Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of (i) the Company’s Series A Redeemable Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”), (ii) the Company’s Class A Common Stock, par value $.001 per share (the “Class A Common Stock”), (iii) the Company’s Common Stock, par value $.001 per share (the “Common Stock”), or (iv) the Company’s Series B Redeemable Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”), the following shall occur:

(a)           Series A Preferred Stock.  Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.1(e) hereof and Dissenting Shares (as defined in Section 2.4 below)) shall be converted into the right to receive:

(i)            an amount in cash determined by dividing $45,000,000 by the number of shares of Series A Preferred Stock outstanding as of the Effective Time; and

(ii)           a contingent right to receive an amount in cash determined by dividing the Contingent Cash Amount (as finally determined pursuant to Section 2.2) by the number of shares of Series A Preferred Stock outstanding as of the Effective Time; provided, however, that if the Contingent Cash Amount exceeds $10,000,000, the amount in cash determined pursuant to this Section 2.1(a)(ii) shall be determined by dividing (x) $10,000,000 by (y) the number of shares of Series A Preferred Stock outstanding as of the Effective Time.

(b)           Class A Common Stock.  Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.1(e) hereof and Dissenting Shares) shall be converted into a contingent right to receive an amount in cash, if any, determined by dividing (i) (x) the Contingent Cash Amount (as finally determined pursuant to Section 2.2) minus (y) $10,000,000, by (ii) the number of shares of Class A Common Stock outstanding as of the Effective Time.  For the avoidance of doubt, if the Contingent Cash Amount does not exceed $10,000,000, such contingent right to receive an amount in cash shall expire and no amount in cash shall be delivered with respect to the shares of Class A Common Stock outstanding as of the Effective Time.

(c)           Common Stock.  Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be automatically cancelled and retired and shall cease to exist, and no consideration shall be delivered in respect thereof.

(d)           Series B Preferred Stock.  Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be automatically cancelled and retired and shall cease to exist, and no consideration shall be delivered in respect thereof.

(e)           Cancellation of Treasury Stock.  Each share of Series A Preferred Stock, Class A Common Stock, Common Stock and Series B Preferred Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company (as treasury stock or otherwise), if any, shall be automatically cancelled and retired and shall cease to exist, and no consideration shall be delivered in respect thereof.

(f)            Conversion of Merger Sub Common Stock.  Each share of common stock, par value $.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub common stock are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.  Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of the Surviving Corporation.

Section 2.2             Contingent Cash Amount.  The Contingent Cash Amount shall be determined as set forth in this Section 2.2.

(a)           “Contingent Consideration” means (i) in the event that the Surviving Corporation’s 2008 Adjusted EBITDA (as defined in Section 2.2(d) below) equals or exceeds Target EBITDA (as defined in Section 2.2(b) below), then Contingent Consideration shall mean $35,000,000 and (ii) in the event that 2008 Adjusted EBITDA is less than Target EBITDA (the amount by which 2008 Adjusted EBITDA is less than Target EBITDA is referred to as the “EBITDA Deficit”), then Contingent Consideration shall mean $35,000,000 minus the product of (x) the EBITDA Deficit multiplied by (y) four (but in no event shall the Contingent Consideration be less than zero).

(b)           “Target EBITDA” means $53,000,000, provided that if any of the Company’s outpatient diagnostic imaging centers (each a “Facility” and, collectively, the “Facilities”) in operation as of the date of this Agreement are sold or otherwise divested by Parent (including pursuant to an asset swap) or closed (other than in the context of consolidating two or more Facilities, which consolidation shall be accomplished, if at all, in accordance with the last sentence of Section 2.2(h)) (each a “Divested Facility”), Target EBITDA shall mean $53,000,000 minus, for each Divested Facility, the amount set forth in Exhibit 2.2(b) corresponding to such Divested Facility.

(c)           2008 Statements.  Within 90 calendar days after the end of the Surviving Corporation’s fiscal year ending December 31, 2008, Parent shall deliver to the Stockholders’ Representative (i) a consolidated income statement of the Surviving Corporation for (x) the fiscal year ending December 31, 2008 (the “2008 Income Statement”) and (y) the period beginning July 1, 2008 and ending December 31, 2008 (the “Q3/Q4 2008 Income Statement”), in each case prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied in a manner consistent with the accounting policies and methods employed in the financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and (ii) a statement (the “2008 Adjusted EBITDA Statement”) setting forth Parent’s calculation of 2008 Adjusted EBITDA determined (A) in accordance with the 2008 Adjusted EBITDA definition set forth in Section 2.2(d) and (B) on the basis of the 2008 Income Statement and the Q3/Q4 2008 Income Statement.

(d)           “2008 Adjusted EBITDA” has the meaning set forth on Exhibit 2.2(d).

(e)           Review by the Stockholders’ Representative.  The Stockholders’ Representative shall have 60 calendar days after the delivery to the Stockholders’ Representative of the 2008 Income Statement, the Q3/Q4 2008 Income Statement and the 2008 Adjusted EBITDA Statement (the “Stockholders’ Representative Review Period”) in which to notify Parent in writing (the “Stockholders’ Representative Objection Notice”) of any good faith disagreement with the 2008 Income Statement, the Q3/Q4 2008 Income Statement and/or the 2008 Adjusted EBITDA Statement, setting forth in reasonable detail (i) the items or amounts with which Stockholders’ Representative disagrees and the basis for such disagreement and (ii) the Stockholders’ Representative’s proposed adjustments to the 2008 Income Statement, the Q3/Q4 2008 Income Statement and/or the 2008 Adjusted EBITDA Statement (collectively, the “Stockholders’ Representative Objection”).  If the Stockholders’ Representative delivers a written acceptance of the 2008 Adjusted EBITDA Statement at any time during the Stockholders’ Representative Review Period or does not deliver a Stockholders’ Representative Objection Notice within the Stockholders’ Representative Review Period, the Stockholders’ Representative shall be deemed to agree in all respects with the 2008 Income Statement, the Q3/Q4 2008 Income Statement and the 2008 Adjusted EBITDA Statement and the items and amounts reflected thereon shall be final and binding.

(f)            Review by Accountants.  If a Stockholders’ Representative Objection Notice is properly and timely delivered, Parent and the Stockholders’ Representative shall use good faith efforts to resolve their differences with respect to the Stockholders’ Representative Objection within 30 calendar days after Parent’s receipt of the Stockholders’ Representative Objection Notice.  If Parent and the Stockholders’ Representative resolve their differences with respect to the 2008 Income Statement, the Q3/Q4 2008 Income Statement and/or the 2008 Adjusted EBITDA Statement within such 30-day period, the 2008 Income Statement, the Q3/Q4 2008 Income Statement and/or the 2008 Adjusted EBITDA Statement shall be immediately modified as necessary to reflect such agreement and, as so modified, shall be final and binding.  Any differences with respect to the Stockholders’ Representative Objection not resolved by Parent and the Stockholders’ Representative within such 30-day period shall be submitted for the purpose of resolving such dispute to such nationally recognized public accounting firm as shall be mutually agreed upon by Parent and the Stockholders’ Representative and, if not so mutually agreed upon within ten calendar days, shall be Deloitte & Touche (such public accounting firm, the “Accountants”).  The Accountants shall be instructed to render their decision in accordance with the terms of this Agreement and shall consider only those items or amounts on the 2008 Income Statement, the Q3/Q4 2008 Income Statement and/or in the 2008 Adjusted EBITDA Statement as to which the Stockholders’ Representative has, in the Stockholders’ Representative Objection Notice, disagreed and such other issues as may reasonably be affected by the items as to which the Stockholders’ Representative has so disagreed.  The Accountants shall deliver to

Parent and the Stockholders’ Representative, as promptly as practicable, but no later than 45 calendar days after the Accountants are engaged, a written report setting forth their resolution and, if applicable, their calculation of the disputed items or amounts.  In no event shall the Accountants’ determination result in 2008 Adjusted EBITDA that is greater than that set forth in the Stockholders’ Representative Objection Notice or less than that set forth in the 2008 Adjusted EBITDA Statement.  The parties shall promptly comply with all reasonable requests by the Accountants for information, books, records and similar items.  Upon delivery of the Accountants’ report to Parent and the Stockholders’ Representative, such report and the calculations set forth therein shall be final and binding.  The fees and expenses relating to such review and report from the Accountants shall be allocated between the parties in inverse proportion to the resolution of the disagreements by the Accountants such that the party whose determination of 2008 Adjusted EBITDA as first submitted to the Accountants is closer to the Accountants’ determination of 2008 Adjusted EBITDA pays a smaller percentage of such fees and expenses.

(g)           Cooperation.  Each of Parent, on the one hand, and the Stockholders’ Representative, on the other hand, shall provide reasonable cooperation and assistance to each other in the preparation of the 2008 Income Statement, the Q3/Q4 2008 Income Statement and the 2008 Adjusted EBITDA Statement and in the conduct of the reviews referred to in this Section 2.2, including Parent providing reasonable access to the books, records, work papers and personnel of the Company.

(h)           Operation of the Surviving Corporation.  Parent agrees that from and after the Closing Date and until and including December 31, 2008 (the “Earn-Out Period”), Parent shall (i) operate the Surviving Corporation as a stand-alone, separate entity and in a manner consistent with the past practices and the ordinary course of business of the Company prior to the Closing and (ii) ensure that the Surviving Corporation has adequate capital as set forth in the Company’s 2008 capital budget previously provided to Parent and working capital as otherwise needed to conduct its business in the ordinary course as conducted prior to the Closing.  Parent acknowledges and agrees that during the Earn-Out Period management of the Surviving Corporation will attempt to maximize 2008 Adjusted EBITDA and Parent agrees to cooperate, to the extent commercially reasonable, with those efforts (including assisting management’s efforts to obtain increased reimbursement rates from commercial payors (other than as described in the next sentence)).  In furtherance thereof, Parent agrees to use commercially reasonable efforts during the Earn-Out Period to add each Facility located in North Carolina to Parent’s material commercial payor contracts where doing so would result in reimbursement rates (in the aggregate) greater than the reimbursement rates of such Facility as of the Closing Date; provided, however, that, for purposes of this sentence, Parent, the Company and the Stockholders’ Representative acknowledge and agree that Parent shall be deemed to have used commercially reasonable efforts in those instances in which it has contacted such commercial payor and engaged in good faith negotiations with such commercial payor regarding increased reimbursement rates for the Facilities and that in no event shall Parent be required to make any concessions or agree to other terms in exchange for such increased reimbursement rates that Parent determines, in good faith, are not in the best interests of Parent and its Subsidiaries (including the Surviving Corporation) on an aggregate basis (disregarding for the purpose of such determination any impact such higher reimbursement rates would have on Parent’s obligation to pay the Contingent Consideration pursuant to the terms of this Agreement).  Parent agrees that during the Earn-Out Period it will not cause the Surviving Corporation to consolidate two or more Facilities without the prior written consent of the Stockholders’ Representative, and Parent and the Stockholders’ Representative agree that, in connection with any request for such consent, Parent and the Stockholders’ Representative shall negotiate, in good faith, with respect to an appropriate adjustment, if any, to the Target EBITDA to reflect the proposed consolidation.

(i)            Acceleration.  Notwithstanding anything in this Agreement to the contrary, the Contingent Consideration shall be immediately due and payable in the event that (i) prior to the date of the first to occur of (x) the delivery by the Stockholders’ Representative of a written acceptance of the 2008 Adjusted EBITDA Statement, (y) the expiration of the Stockholders’ Representative Review Period without the delivery of a Stockholders’ Representative Objection Notice and (z) the final resolution of the Stockholders’ Representative Objection pursuant to this Section 2.2, Parent shall, or shall cause the Surviving Corporation to, terminate (other than for willful misconduct or malfeasance or “cause” (as defined in such person’s employment agreement, if any)) or demote from their current position with the Company, any two of Chris Winkle, Todd Andrews, Todd Latz, Daniel Schaefer and Bruce Elder, or (ii) prior to December 31, 2008, Parent conveys, or causes the Surviving Corporation to convey, to any Person other than a wholly-owned Subsidiary of the Surviving Corporation, Facilities representing in excess of $20,000,000 of Target EBITDA (based on Exhibit 2.2(b)) (including by virtue of multiple conveyances over time).

(j)            The “Initial Contingent Cash Amount” means an amount, but not less than zero, equal to (i) the Contingent Consideration minus (ii) the sum of (x) the Escrow Amount (as defined in Section 2.2(k) below) and (y) the sum of (A) any amounts paid to or on behalf of Parent Indemnified Parties in connection with undisputed and/or resolved claims for indemnification pursuant to Article VII of this Agreement and (B) Parent’s good faith estimate of the dollar amount of any unresolved claims for indemnification actually made by Parent Indemnified Parties pursuant to Article VII of this Agreement (the sum of clause (A) and clause (B) referred to as the “Aggregate Indemnity Claim Amount”).

(k)           The “Escrow Amount” means $10,000,000; provided, however, that if (i) the Contingent Consideration minus (ii) the Aggregate Indemnity Claim Amount is less than $10,000,000, then the Escrow Amount shall mean such remaining amount.

(l)            The “Second Contingent Cash Amount” means an amount, but not less than zero, equal to (i) the Escrow Amount minus (ii) the sum of (x) any amounts paid to or on behalf of Parent Indemnified Parties in connection with undisputed and/or resolved claims for indemnification pursuant to indemnification claims made after March 31, 2009 and on or prior to March 31, 2010 pursuant to Section 7.2(a)(iii) of this Agreement and (y) Parent’s good faith estimate of the dollar amount of any unresolved claims for indemnification actually made by Parent Indemnified Parties after March 31, 2009 and on or prior to March 31, 2010 pursuant to Section 7.2(a)(iii) of this Agreement.

(m)          “Subsequent Contingent Cash Amounts” means amounts which were deducted pursuant to Section 2.2(j)(ii)(y)(B) or Section 2.2(l)(ii)(y) from amounts otherwise payable and which amounts are not required to be paid to or on behalf of Parent Indemnified Parties upon final resolution of the relevant claim for indemnification.

(n)           The “Contingent Cash Amount” means the sum of (i)  the Initial Contingent Cash Amount, if any, (ii) the Second Contingent Cash Amount, if any, and (iii) all Subsequent Contingent Cash Amounts, if any.

(o)           Timing of Initial Distribution.  The Initial Contingent Cash Amount, if any, shall be distributed to the former holders of shares of Series A Preferred Stock and Class A Common Stock, as applicable, in accordance with the procedures set forth in this Article II, on the date five Business Days after the earliest to occur of either (i) the delivery by the Stockholders’ Representative of a written acceptance of the 2008 Adjusted EBITDA Statement or (ii) the expiration of the Stockholders’ Representative Review Period; provided that if the 2008 Income Statement, the Q3/Q4 2008 Income Statement or the 2008 Adjusted EBITDA Statement is disputed pursuant to this Section 2.2, any undisputed amounts owing in respect of the Initial Contingent Cash Amount shall be distributed on the date five Business Days after the delivery by the Stockholders’ Representative of the Stockholders’ Representative Objection Notice and any disputed amount of the Initial Contingent Cash Amount shall be distributed on the date five Business Days after the final resolution of such dispute.

(p)           Deposit Into Escrow.  Concurrently with the first distribution of any part of the Initial Contingent Cash Amount, Parent shall deposit the Escrow Amount into an escrow account pursuant to the terms of the escrow agreement to be entered into among Parent, the Stockholders’ Representative and the escrow agent (the “Escrow Agent”), the form of which is attached hereto as Exhibit 2.2(p) (the “Escrow Agreement”).  In the event the Escrow Amount is less than $10,000,000 (resulting in there being no Initial Contingent Cash Amount to distribute), the Escrow Amount shall be deposited into the escrow account on the date on which the Initial Contingent Cash Amount would have been distributed if such amount was greater than zero.

(q)           Timing of Second Distribution.  The Second Contingent Cash Amount, if any, shall be distributed to the former holders of shares of Series A Preferred Stock and Class A Common Stock, as applicable, in accordance with the procedures set forth in this Article II, no later than the date five Business Days after such amount is released from the escrow account pursuant to the terms of the Escrow Agreement.

(r)            Timing of Subsequent Distribution.  Each Subsequent Contingent Cash Amount, if any, shall be distributed to the former holders of shares of Series A Preferred Stock and Class A Common Stock, as applicable, in accordance with the procedures set forth in this Article II, no later than the date five Business Days after the final resolution of the relevant indemnification claim.

(s)           Financial Reports.  Parent shall cause the Surviving Corporation to deliver to the Stockholders’ Representative (i) not later than 30 days after the end of each calendar month, financial statements of the Surviving Corporation as of the end of, and for, such month, as produced by management of the Surviving Corporation in the ordinary course of business (which shall be substantially comparable to the monthly financial statements produced by management of the Company in the ordinary course of business as conducted prior to the date of this Agreement), and (ii) not later than 45 days after the end of each fiscal quarter or, in the case of any fourth quarter, not later than 90 days after the end of each fourth quarter (x) if the Surviving Corporation does not otherwise file with the SEC (as defined in the preamble to

Article III below) a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, as applicable, a balance sheet of the Surviving Corporation as of the end of each fiscal quarter and the related statements of income and cash flows, in each case, prepared in accordance with GAAP applied in a manner consistent with the application of GAAP in the financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and (y) for the first three fiscal quarters of 2008, a calculation of 2008 Adjusted EBITDA for such quarter calculated in accordance with this Section 2.2.

Section 2.3             Exchange of Certificates.

(a)           Exchange Procedures.  Immediately following the Effective Time, Parent shall pay, or shall cause to be paid, to each holder of certificates which immediately prior to the Effective Time represented outstanding shares of Series A Preferred Stock or Class A Common Stock (the “Certificates”), upon surrender to Parent of one or more Certificates for cancellation, the amount of cash which such holder of Certificates has the right to receive, if any, pursuant to Section 2.1 and Section 2.2 (such amounts referred to as the “Merger Consideration”).

(b)           Transfer Taxes.  If any portion of the Merger Consideration is to be paid to a Person (as defined in Section 3.1(d) below) other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall establish to the satisfaction of Parent that any Tax required as a result of such payment to a Person other than the registered holder of such Certificate has been paid or is not payable.

(c)           Withholding Tax.  Each of the Company, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law, including any withholding from any payment that is treated as wages or compensation for the performance of services.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(d)           No Further Ownership Rights in Company Capital Stock.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Series A Preferred Stock, Class A Common Stock, Common Stock or Series B Preferred Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged, if applicable, as provided in this Article II.  All cash paid in respect of the shares of Series A Preferred Stock and the shares of Class A Common Stock (if any) in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares.

(e)           No Liability.  None of Parent, Merger Sub or the Company or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificate shall not have been surrendered prior to five years after the Effective Time, or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.4 below), any such cash shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(f)            Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, Parent shall pay, or cause to be paid, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Article II; provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent in respect of the Certificates alleged to have been lost, stolen or destroyed.

Section 2.4             Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, shares of Series A Preferred Stock, Class A Common Stock, Common Stock and Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares who properly exercise appraisal rights, if any, with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be exchangeable for the right to receive the Merger Consideration, if any, or cancelled, as applicable, and holders of such Dissenting Shares will be entitled only to receive payment of the appraised value of such shares in accordance with the provisions of such Section 262, unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, or cancelled without consideration therefor, as applicable.  The Company shall give Parent prompt notice of any demands received by the Company for appraisals of shares of Series A Preferred Stock, Class A Common Stock, Common Stock and Series B Preferred Stock.  The Surviving Corporation shall provide the Stockholders’ Representative the opportunity (at the Stockholders’ Representatives’ sole cost and expense) to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Surviving Corporation shall not, except with the prior written consent of the Stockholders’ Representative, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date (except for those representations and warranties made as of a specific date) that, except as set forth in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”) (as such Company Disclosure Schedule is construed pursuant to Section 10.6) and except as set forth in any forms, reports and documents filed or furnished by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the date of this Agreement (and without regard to any amendment thereto filed or furnished after the date of this Agreement) to the extent such information is reasonably apparent as pertaining to any section of this Article III:

Section 3.1             Organization; Qualification.

(a)           Each of the Company and each Company Subsidiary (as defined in Section 3.1(b) below) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate (or similar) power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business and in good standing in each of the jurisdictions in which the conduct of its business or the ownership, operation or leasing of its assets and properties requires it to be so qualified, licensed or in good standing, other than failures to be so qualified, licensed and in good standing that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect (as defined in Section 3.8 below).  Section 3.1 of the Company Disclosure Schedule sets forth the jurisdiction in which the Company and each Company Subsidiary is organized, each jurisdiction in which the Company and each Company Subsidiary is qualified or licensed to do business and the current directors and executive officers of the Company and each Company Subsidiary.  The Company has made available to Parent, at the Company’s offices or otherwise, (i) the Organizational Documents of the Company and each Company Subsidiary, each as in effect on the date hereof, and (ii) copies of the minutes of all meetings of the stockholders, the boards of directors and each committee of the boards of directors (or, in each case, the comparable bodies) of the Company and each Company Subsidiary held since January 1, 2004.  Neither the Company nor any Company Subsidiary is or, since January 1, 2004 has been, in violation of its Organizational Documents in any material respect.

(b)           As used in this Agreement, the term “Subsidiary” of any Person means another Person, an amount of voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body, or, if there are no such voting interests, more than 50% of the equity interests of which are owned directly or indirectly by such first Person, and the term “Company Subsidiary” means a Subsidiary of the Company.

(c)           As used herein, the term “Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

(d)           As used herein, the term “Person” means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other entity or any division thereof.

Section 3.2             Authority; Validity of Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval (as defined below) in connection with this Agreement and the Merger, to consummate the Merger and the other transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and all other requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than obtaining the Company Stockholder Approval and filing the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.  The affirmative vote of a majority of the outstanding shares of Class A Common Stock and Common Stock entitled to vote in accordance with the DGCL and the Company’s Organizational Documents, voting together as a single class (the “Company Stockholder Approval”), is the only vote of the holders of capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 3.3             Non-Contravention.  Except as set forth in Section 3.3 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby will not:  (i) conflict with or result in any breach of any provision of the Organizational Documents of the Company or any Company Subsidiary, (ii) result in a material violation or breach of any provision of, constitute (with or without due notice or lapse of time or both) a material default under, give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any benefit under, or require any consent under, any Material Contract (as defined in Section 3.14(a) below), (iii) result in the creation or imposition of any material lien, pledge, security interest, claim, charge, restriction or other encumbrance (“Liens”) (other than Permitted Liens (as defined in Section 3.12(b) below)) upon any of the properties or assets of the Company or any Company Subsidiary, or (iv) subject to the Governmental Approvals referred to in Section 3.4, violate in any material respect any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license (collectively, “Laws”), which is material and which is applicable to the Company or any Company Subsidiary or any of their respective properties or assets.

Section 3.4             Consents and Approvals.  Except (i) as set forth in Section 3.4 of the Company Disclosure Schedule, (ii) for compliance with the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended (the “HSR Act”), (iii) for filing the Certificate of Merger in accordance with the DGCL and (iv) for any reports required to be filed with the SEC under the Exchange Act (each of (i) through (iv) a “Governmental Approval”), no material declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a national securities exchange or other self-regulatory body) or authority (each a “Governmental Authority”) is required for the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, except as may be required as a result of any facts or circumstances relating solely to Parent or Merger Sub, including Parent’s status as a tax-exempt organization pursuant to Section 501(c)(3) of the Code (or as provided for in the North Carolina Nonprofit Corporations Act).

Section 3.5             Capitalization; Subsidiaries.

(a)           Section 3.5(a)(i) of the Company Disclosure Schedule sets forth the number of authorized, issued and outstanding shares of capital stock and the record owner or owners thereof of the Company (setting forth for each record owner or owners of capital stock of the Company the numbers of shares of each class and series of capital stock owned by such owners) and each of the Company Subsidiaries.  All of the outstanding shares of capital stock of the Company and each Company Subsidiary are validly issued, fully paid and nonassessable, were issued in conformity with applicable Laws, and have not been issued in violation of any preemptive or similar rights.  All of the outstanding shares of capital stock of each of the Company Subsidiaries are owned directly or indirectly by the Company free and clear of any Liens.  Section 3.5(a)(ii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (w) the name of the holder of each outstanding option and warrant to purchase any shares of capital stock of the Company, (x) the number, class and series of such shares issuable upon the exercise of each such stock option and warrant, (y) the expiration date of each such stock option and warrant and (z) the exercise price of each such stock option and warrant.  Except as set forth in Section 3.5(a)(ii) of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding options, warrants, calls, rights or commitments or any other agreements of any kind relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock of the Company or any such Company Subsidiary, or any securities or other instruments convertible into, exchangeable or exercisable for, or evidencing the right to purchase any shares of capital stock of the Company or any such Company Subsidiary.  All of the options set forth in Section 3.5(a)(ii) of the Company Disclosure Schedule are stock options issued pursuant to the MQ Associates, Inc. 2003 Stock Option Plan (the “Stock Option Plan” and stock options issued thereunder, “Stock Options”).

(b)           With respect to the Stock Options:  (i) each grant of a Stock Option was duly authorized no later than the date on which the grant of such option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each such grant was made in accordance with the terms of the Stock Option Plan and in compliance with all applicable Laws, (iii) the per share exercise price of each Stock Option was not less than the “fair market value” (within the meaning of Section 409A of the Code (as defined in Section 3.16(k) below), and the proposed or final regulations issued thereunder) of a share of the underlying stock on the applicable Grant Date, (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the Company’s financial statements (including the related notes) and (v) no such grant involved any “back dating,” “forward dating” or similar practices with respect to the Grant Date.

(c)           Other than as listed in Section 3.5(c) of the Company Disclosure Schedule, there are no joint ventures or other Persons in which the Company or any Company Subsidiary owns, of record or beneficially, any direct or indirect equity interest, or in which the Company or any Company Subsidiary is subject to any obligation or other requirement to acquire any direct or indirect equity interest.

(d)           As of the Closing Date, the options and warrants set forth on Section 3.5(a)(ii) of the Company Disclosure Schedule, including the Stock Options, will have been cancelled or terminated and of no further force and effect.  As of the Closing Date there will be no outstanding options, warrants, calls, rights or commitments or any other agreements of any kind relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock of the Company or any Company Subsidiary, or any securities or other instruments convertible into, exchangeable or exercisable for, or evidencing the right to purchase any shares of capital stock of the Company or any Company Subsidiary.

Section 3.6             SEC Filings; Financial Statements.

(a)           Except as set forth in Section 3.6 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries filed all forms, reports, statements and documents required to be filed with the SEC since January 1, 2004 (the “Company SEC Reports”), each of which complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder, on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Company SEC Report filed or furnished to the SEC by the Company, and in either case, publicly available prior to the date hereof (each, a “Company Filed SEC Report”).  Except as set forth in Section 3.6 of the Company Disclosure Schedule, none of the Company SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Company Filed SEC Report.

(b)           Except to the extent updated, amended, restated or corrected by a subsequent Company Filed SEC Report, all of the financial statements included in the Company SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Company Financial Statements”), complied as of their respective filing dates as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments).  The consolidated balance sheets (including the related notes) included in such Company Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Company Filed SEC Report) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Company Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Company Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal year-end audit adjustments.

(c)           Except as set forth in Section 3.6(c) of the Company Disclosure Schedule, each principal executive officer of the Company and each principal financial officer of the Company, in each case, at the time of the applicable certification, has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications at the time of filing or submission of such certifications are true and accurate.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(d)           The Company maintains a system of internal accounting controls (“Internal Controls”) sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (x) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (y) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)           The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(f)            Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Reports.

(g)           The Company has made available to Parent copies of all written communications required pursuant to Statement of Auditing Standards No. 61 to be delivered to the Company or any Company Subsidiary by independent public accountants in connection with the Company Financial Statements and the Company’s Internal Controls during the one-year period ended December 31, 2006 or thereafter.

Section 3.7             Absence of Undisclosed Liabilities.  Neither the Company nor any Company Subsidiary has any material liabilities that would be required to be reflected on, or disclosed or reserved against in, a consolidated balance sheet of the Company and the Company Subsidiaries, prepared in accordance with GAAP, except for (i) liabilities that are reflected, or for which reserves were established, on the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2006 or on the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2007 (the “March 31 Balance Sheet”), (ii) liabilities incurred in the ordinary course of business and consistent with past practice since March 31, 2007 and (iii) liabilities disclosed in Section 3.7 of the Company Disclosure Schedule.

Section 3.8             Absence of Certain Changes.

(a)           Except as expressly contemplated by this Agreement, since December 31, 2006:  (i) the Company and Company Subsidiaries have operated only in the ordinary course of business consistent with past practice and (ii) there has not occurred any Company Material Adverse Effect or any fact, occurrence, condition, change, development, effect, circumstance or event that would, individually or in the aggregate, be reasonably likely to have or result in a Company Material Adverse Effect.  As used in this Agreement, the term “Company Material Adverse Effect” means any material adverse effect on the business, assets, liabilities, financial condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole, excluding any effects resulting from (v) events or circumstances affecting any principal markets served by the Company and the Company Subsidiaries or the industry in which the Company operates, except any changes that affect the Company materially disproportionately compared to its competitors, (w) changes in Law or applicable accounting regulations or principles, (x) the announcement or pendency of the Merger and the other transactions contemplated by this Agreement, (y) any actions taken by the Company at Parent’s written request or explicitly required to be taken pursuant to this Agreement or (z) changes in general economic or political conditions or the securities, credit or financial markets in general.

(b)           Except as set forth in Section 3.8 of the Company Disclosure Schedule, since December 31, 2006, none of the Company or any Company subsidiary has entered into or terminated any (i) material payor Contracts or (ii) material supplier Contracts.

Section 3.9             Compliance with Law; Permits.

(a)           Except as set forth in Section 3.9 of the Company Disclosure Schedule, since January 1, 2004, the Company and the Company Subsidiaries have been in compliance in all material respects with all material Laws applicable to them and neither the Company nor any of the Company Subsidiaries has received any written notice of any failure to comply in any material respect with any such material Laws.

(b)           The Company and the Company Subsidiaries have obtained all material permits, franchises, authorizations, licenses or other approvals issued or granted by any Governmental Authority (collectively, “Permits”) that are necessary to conduct their respective businesses as presently being conducted and all such Permits are in full force and effect.  None of the Company or any of the Company Subsidiaries is in material violation or default of such Permits, and none of the Company or any of the Company Subsidiaries has received any written notification from any Governmental Authority threatening to suspend, revoke, withdraw, modify or materially limit any of the Permits.

Section 3.10           Healthcare Regulatory Compliance.

(a)           The Company and each applicable Company Subsidiary are qualified for participation in the Medicare program and each applicable state’s Medicaid program and, except as set forth in Section 3.10(a) of the Company Disclosure Schedule, each Facility qualifies, and is enrolled in Medicare, as an independent diagnostic testing facility, physician practice, or both, as determined and approved by the applicable Medicare carrier.  Neither the Company nor any applicable Company Subsidiary has received any written notice indicating that such qualification may be terminated or withdrawn nor has any Knowledge that such qualification may be terminated or withdrawn.  The Company and the Company Subsidiaries have timely filed, in all material respects, all claims filed with respect to the purchase of products or services by third-party payors (including, without limitation, Medicare and Medicaid), and all such claims are, in the aggregate, complete and accurate in all material respects.

(b)           The Company and the Company Subsidiaries have complied in all material respects with all applicable material healthcare Laws (including, in each case, any regulations issued pursuant thereto), including (i) the Social Security Act, as amended, Sections 1128, 1128A and 1128B, including criminal penalties for acts involving Federal health care programs, commonly referred to as the “Federal Anti-Kickback Statute,” (ii) the Social Security Act, as amended, Section 1877 (Prohibition of Certain Referrals), commonly referred to as the “Stark Statute,” (iii) the Federal False Claims Act, as amended, (iv) the Health Insurance Portability and Accountability Act of 1996 and (v) corporate practice of medicine laws.

(c)           Since January 1, 2004, no employee, or to the Company’s Knowledge, contractor or agent, of the Company or any Company Subsidiary during such person’s employment or relationship with the Company or any Company Subsidiary have been convicted of, charged with or, to the Company’s Knowledge, investigated for a Medicare, Medicaid or other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)) related offense, or, to the Company’s Knowledge, convicted of, charged with or investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances.  Since January 1, 2004, no employee, or to the Company’s Knowledge, contractor or agent of the Company or any Company Subsidiary during such person’s employment or relationship with the Company or any Company Subsidiary, or to the Company’s Knowledge, any other individual or entity with which the Company or any Company Subsidiary has contracted, has been excluded or suspended from participation in Medicare, Medicaid or any other Federal Health Care Program, or has been debarred, suspended or are otherwise ineligible to participate in federal programs.  To the Company’s Knowledge, since January 1, 2004, no employee, contractor or agent of the Company or any Company Subsidiary during such person’s employment or relationship with the Company or any Company Subsidiary has committed any offense which would be reasonably likely to result in such exclusion, suspension, debarment or other ineligibility.

Section 3.11           Litigation.  Except as set forth in Section 3.11 of the Company Disclosure Schedule, as of the date hereof (i) there are no Actions or arbitrations pending against the Company or any Company Subsidiary or any of their respective Assets (x) that request injunctive relief or (y) that claim monetary damages in excess of $200,000, (ii) to the Company’s Knowledge, there are no Actions or arbitrations threatened against the Company or any Company Subsidiary or any of their respective Assets other than Actions and arbitrations for which damages payable by the Company or a Company Subsidiary would not reasonably be expected to exceed $200,000, (iii) to the Company’s Knowledge, there are no investigations or formal or informal inquiries by any Governmental Authority or any internal investigations or whistle-blower complaints pending or threatened against the Company or any Company Subsidiary and (iv) there are no material judgments, decrees, injunctions, rules or orders of any Governmental Authority applicable to the Company or any Company Subsidiary.  “Action” shall mean any claims, suits, actions, charges or proceedings before any Governmental Authority.

Section 3.12           Assets.

(a)           The Company and each Company Subsidiary has, and immediately after giving effect to the Merger and other transactions contemplated hereby will have, good, valid and marketable title to, or in the case of leased assets good and valid leasehold interests in, or otherwise has sufficient and legally enforceable rights to use, all of the material assets (other than Contracts) used or held for use in connection with, necessary for the conduct of, or otherwise material to, its business as presently conducted, including all such assets reflected in the March 31 Balance Sheet or acquired since the date thereof (other than assets sold, consumed or otherwise disposed of in the ordinary course of business) (the “Assets”), in each case free and clear of any Liens other than Permitted Liens.  The Assets, in the aggregate, are in sufficient repair and operating condition for the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

(b)           As used in this Agreement, the term “Permitted Liens” means, collectively:  (i) Liens for current Taxes (as defined in Section 3.16(s) below) or governmental assessments not yet due and payable or which are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty; (ii) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier Liens, or other similar Liens arising and continuing in the ordinary course of business for obligations which are not delinquent or which are being contested in good faith by appropriate legal proceedings; (iii) other similar common law or statutory Liens which do not materially affect the value of the property so subject or the usefulness thereof to the Company in the conduct of its business as presently conducted; (iv) easements, rights of way, restrictions, encumbrances, covenants, conditions, encroachments or any other matters affecting title to the Real Property which do not materially impair the current use or the current value of such Real Property to which they relate; and (v) those liens set forth in Section 3.12 of the Company Disclosure Schedule.

Section 3.13           Real Property.

(a)           Section 3.13(a)(i) of the Company Disclosure Schedule lists, as of the date of this Agreement, all real property owned in fee by the Company and the Company Subsidiaries (the “Owned Real Property”) (identifying the street address of the property and the record owner thereof) and Section 3.13(a)(ii) of the Company Disclosure Schedule lists all real property (whether by virtue of direct lease, ground lease or sublease, each a “Lease”) leased by the Company and the Company Subsidiaries as lessee other than Leases requiring annual payments not in excess of $25,000 but including any Leases below such threshold if the Lease is for real property that is used as a Facility (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) (identifying the street address of the property and parties to the Lease).  The Real Property constitutes all of the material land, buildings and structures used by the Company and the Company Subsidiaries in the conduct of their business.

(b)           With respect to the Real Property:

(i)            other than as set forth in Section 3.13(b)(i) of the Company Disclosure Schedule, there are no pending or, to the Company’s Knowledge, threatened material condemnation proceedings relating to such Real Property;

(ii)           to the Company’s Knowledge, there are no outstanding options or rights of first refusal to purchase or lease such Real Property (other than extension or option rights in the Leases), or any portion thereof or interest therein, except to the extent set forth in Section 3.13(b)(ii) of the Company Disclosure Schedule;

(iii)          other than as set forth in Section 3.13(b)(iii) of the Company Disclosure Schedule, there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Company or a Company Subsidiary) the right of use or occupancy of any material portion of any Real Property;

(iv)          no portion of such Real Property has suffered any damage by fire or other casualty loss which has not heretofore been repaired and restored to its condition before such loss or casualty (ordinary wear and tear excepted), except as would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the Company’s use of such Real Property, or with respect to any Leased Real Property, which has not heretofore been repaired and restored in accordance with the terms of the applicable Lease; and

(v)           the Company has delivered or made available to Parent, at the Company’s offices or otherwise, complete and accurate copies of all of the following materials relating to such Real Property, to the extent in the Company’s or any Company Subsidiary’s possession or control: all Leases (including any amendments, modifications or supplements thereto); title insurance policies; deeds; encumbrance and easement documents and other documents and agreements affecting title to or for operation of the Owned Real Property; surveys of the Owned Real Property; environmental assessment and similar reports; and leases, subleases, licenses or agreements (including any amendments or modifications thereto) granting to any other party the right of use or occupancy of any portion of such Real Property.

(c)           With respect to the Owned Real Property, such Owned Real Property is in material compliance with the terms and provisions of any declaration of condominium, restrictive covenants, easements, or agreements affecting such Owned Real Property.

(d)           With respect to the Leased Real Property:

(i)            there are no material disputes, oral agreements or forbearance programs in effect as to any Lease;

(ii)           neither the Company nor any Company Subsidiary has transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold created by any Lease, except (i) transfers or conveyances to the Company or any Company Subsidiary and (ii) as set forth in Section 3.13(d)(ii) of the Company Disclosure Schedule; and

(iii)          other than as set forth in any Lease, there are no outstanding options or rights of any party to terminate such Lease prior to the expiration of the term thereof except to the extent set forth on Section 3.13(d)(iii) of the Company Disclosure Schedule.

Section 3.14           Material Contracts.

(a)           Except as set forth in Section 3.14(a) of the Company Disclosure Schedule (which shall reference the applicable clause of this subsection (a)), as of the date hereof and, except for Contracts entered into after the date hereof as permitted pursuant to Section 5.1, as of the Closing Date, neither the Company nor any Company Subsidiary is a party to or bound by any:

(i)            employment, severance or consulting Contract with an employee or former employee that is not terminable at will by the Company or the Company Subsidiary party thereto (other than any Contract for the employment of any such employee or former employee implied in Law), and which will require the payment of amounts by the Company or the Company Subsidiary, as applicable, after the date of this Agreement in excess of $100,000 in base pay per annum;

(ii)           Contract providing for benefits under any Benefit Plan;

(iii)          collective bargaining Contract with any labor union;

(iv)          Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $100,000 other than Contracts for projects which are currently accounted for in the Company’s 2007 capital budget;

(v)           Contract expressly prohibiting or materially restricting the ability of the Company or any Company Subsidiary to conduct its respective business, to compete in any line of business or to engage in any business or operate in any geographical area;

(vi)          Contract (or group of Contracts relating to the same site) requiring aggregate future payments or expenditures in excess of $100,000 and relating to cleanup, abatement, remediation or similar actions in connection with environmental Liabilities (as defined in Section 3.14(d) below);

(vii)         Contract pursuant to which the Company or any Company Subsidiary has entered into a joint venture, partnership, strategic alliance or similar arrangement with any other Person (other than the Company or another Company Subsidiary);

(viii)        indenture, mortgage, loan or credit Contract under which the Company or a Company Subsidiary has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money, or guaranteed indebtedness for money borrowed by persons other than controlled Affiliates, in an amount greater than $100,000;

(ix)           Contract (including any so-called take or pay or keep well agreements) under which the Company or any Company Subsidiary has directly or indirectly guaranteed or otherwise agreed to be responsible for indebtedness, Liabilities or obligations of another Person (other than the Company or any Company Subsidiary);

(x)            Contract or commitment providing for an interest rate, currency or commodity swap, derivative, hedge, forward purchase or sale or other transaction similar in nature or effect to any off-balance sheet financing;

(xi)           Contract under which the Company or a Company Subsidiary is (A) a lessee of any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity, or (B) a lessor of any tangible personal property owned by the Company or the applicable Company Subsidiary, in each of cases (A) and (B) which requires annual payments in excess of $100,000;

(xii)          Contract for acquisitions of capital stock or all or substantially all of the assets of another Person (whether by merger or stock or asset purchase) which Contract includes payment obligations continuing or in effect as of the date hereof in excess of $100,000;

(xiii)         Contract relating to (A) services provided by the Company or a Company Subsidiary to or at hospitals, clinics, medical or healthcare providers or other customers or services paid for by health maintenance organizations, health insurers, managed care plans or other third party payors that accounts for ten percent or more of the gross revenue of the Company for the Company region in which the Contract applies (based on the Company’s 2006 gross revenue), or (B) the maintenance or service of imaging equipment;

(xiv)        Contract (other than Contracts of the type described in subclauses (i) through (xiii) above) that (A) was entered into outside of the ordinary course of business consistent with past practice and (B) involves future payments by or to the Company or a Company Subsidiary in excess of $350,000 per annum;

(xv)         Lease for any Facility; and

(xvi)        other Contract the termination of which would be reasonably expected to result in a Company Material Adverse Effect.

Each such Contract described in clauses (i) – (xvi) is referred to herein as a “Material Contract.”

(b)           Copies of all written Material Contracts have been previously delivered to or made available for inspection by Parent, and such copies are complete and correct in all material respects.  Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, (i) each of the Material Contracts is in full force and effect and is a valid and binding obligation of the Company or Company Subsidiary, as applicable, and enforceable against the Company or such Company Subsidiary, and, to the Company’s Knowledge, a valid and binding obligation enforceable against each other party thereto; (ii) the Company or Company Subsidiary, as applicable, has duly performed all of its material obligations required to be performed by it to date under each of the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder; (iii) to the Company’s Knowledge, each of the other parties to such Material Contract has performed all obligations required to be performed by it to date under such Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder; and (iv) neither the Company nor any Company Subsidiary has received any written notice of any intention to terminate, not renew or challenge the validity or enforceability of any Material Contract.

(c)           As used in this Agreement, the term “Contract” means any contract, agreement, lease, license, purchase order, indenture, note, bond, loan, instrument, commitment or other arrangement that is binding on any Person under applicable Law.

(d)           As used in this Agreement, the term “Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent or matured or unmatured including those arising under any Law and those arising under any Contract, including any letters of credit.

Section 3.15           Affiliate Arrangements.  Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, there are no Contracts between the Company or a Company Subsidiary, on the one hand, and any current stockholder of the Company or any Affiliate of such current stockholder, on the other hand (any such Contract, an “Affiliate Arrangement”).  Except as set forth in Section 3.15(ii) of the Company Disclosure Schedule, each Affiliate Arrangement shall terminate and be of no further force or effect as of the Closing Date.  As used in this Agreement, the term “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.  For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of such Person, whether through ownership of voting securities, as trustee or executor, by contract or any other means; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Section 3.16           Taxes.  Except as set forth in Section 3.16 of the Company Disclosure Schedule:

(a)           (i) Each of the Company and the Company Subsidiaries has timely filed, or has caused to be timely filed on its behalf, (taking into account any extension of time within which to file) all material Tax Returns (as defined in Section 3.16(s) below) required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes due and payable by each of the Company and the Company Subsidiaries have been timely paid other than Taxes that have been reserved for in the Company Financial Statements or that are being contested in good faith, and (iii) the Company and the Company Subsidiaries have established reserves in the most recently filed Company Financial Statements for the payment of any unpaid Taxes as required by GAAP, consistently applied, as of the date of the March 31 Balance Sheet and the other balance sheets included therein.

(b)           There are no material Liens for Taxes upon any property or Assets of the Company or the Company Subsidiaries, except for Liens arising by operation of Law for Taxes not yet due and payable or being contested in good faith.

(c)           Each of the Company and the Company Subsidiaries has complied with all applicable Laws relating to the payment and withholding of material Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Tax Authority (as defined in Section 3.16(s) below) all amounts required to be so withheld and paid over under applicable Law.

(d)           No material Tax Proceeding (as defined in Section 3.16(s) below) is currently in existence or, to the Company’s Knowledge, threatened with regard to any Taxes or Tax Returns of the Company or any of the Company Subsidiaries.

(e)           No deficiencies for any material Taxes have been proposed, asserted or assessed against Company or the Company Subsidiaries that are not adequately reserved for or taken into account on the Company Financial Statements filed with the SEC prior to the date of this Agreement.

(f)            Neither the Company nor any of the Company Subsidiaries has granted in writing any power of attorney that is currently in force with respect to any Taxes or Tax Returns or entered into any “closing agreement” as described in Section 7121 of the Code or any similar provision of state, local or foreign Tax Law.

(g)           Neither the Company nor any of the Company Subsidiaries has requested an extension of time within which to file any Tax Return that has not since been filed.

(h)           No agreement or other document waiving or extending the statute of limitations or the period of assessment for collection of any Taxes payable by the Company or any of the Company Subsidiaries has been filed or entered into with any Tax Authority.

(i)            Neither the Company nor any of the Company Subsidiaries is a party to any Contract providing for the allocation, sharing or indemnification of Taxes.

(j)            Neither the Company nor any of the Company Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and any of the Company Subsidiaries) for U.S. federal Tax purposes or for any foreign, state or local Tax purposes with respect to Taxes for any taxable year.

(k)           Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(l)            Neither the Company nor any of the Company Subsidiaries has since January 1, 2006 (i) changed an annual accounting period or changed any accounting method, (ii) settled any material Tax claim or assessment, or (iii) received a Tax ruling or entered into a closing agreement with any Tax Authority.

(m)          Neither the Company nor any of the Company Subsidiaries will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, or (ii) deferred intercompany items or excess loss accounts arising prior to the Closing Date.

(n)           Neither the Company nor any of the Company Subsidiaries has engaged or participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Section 6111 and 6112 of the Code) in (i) any “reportable transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code.

(o)           As of December 31, 2006, the Company had (i) regular net operating loss carryforwards in the amount of approximately $84.3 million for federal income tax purposes and (ii) regular net operating loss carryforwards in the amount of approximately $157.6 million for state income tax purposes.

(p)           Section 3.16(p) of the Company Disclosure Schedule sets forth the net operating loss carryforwards of the Company and each of the Company Subsidiaries in each state in which the Company and/or each Company Subsidiary files an income or franchise Tax Return.

(q)           As of the date hereof, none of the net operating loss carryovers, capital loss carryovers, or tax credits of any kind of the Company or any of the Company Subsidiaries is subject to any limitation on its use under Section 382, 383 or 1502 of the Code, or any provision of any Treasury Regulation promulgated under such Code provisions.

(r)            The Company has an overall net unrealized built-in gain as defined in Section 382 of the Code.

(s)           As used in this Agreement:

(i)            “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

(ii)           “Tax Return” means any return, report or similar statement (including any attachment or supplements thereto) supplied to or required to be supplied to any Tax Authority, including, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of the Company Subsidiaries or any of their respective Affiliates.

(iii)          “Tax” or “Taxes” means (i) any and all federal, state, local, foreign or other taxes of any kind imposed by any Tax Authority, including, taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations or other similar charges of any kind on or with respect to income, franchises, premiums, windfall or other profits, gross receipts, property, sales, use, transfer, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor provisions thereof and any similar provision of state, local or foreign Law) or otherwise.

(iv)          “Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

(v)           “Tax Proceeding” means any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim with respect to Taxes.

Section 3.17           Employee Benefit Plans; ERISA.

(a)           Section 3.17(a) of the Company Disclosure Schedule sets forth each material employee benefit plan, policy, Contract or agreement (including employment agreements, change of control agreements and severance agreements, deferred compensation, incentive compensation, bonus, stock option, equity-based and stock purchase plans) of any type (including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained by the Company, any of the Company Subsidiaries or any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed to be a “single employer,” within the meaning of Section 4001(b)(1) of ERISA, or with respect to which the Company or any of the Company Subsidiaries has or may have a Liability, or which is maintained for the benefit of current or former employees of the Company or any of the Company Subsidiaries (collectively, the “Benefit Plans”).  Section 3.17(a) of the Company Disclosure Schedule separately lists or identifies each Benefit Plan (i) that is not sponsored or maintained by the Company or any of the Company Subsidiaries or (ii) which provides change of control benefits.  Except as disclosed in Section 3.17(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or former employee of the Company or any Company Subsidiary.

(b)           With respect to each Benefit Plan, the Company has delivered or made available to Parent true and complete copies (to the extent such documents exist) of all plan documents, summary plan descriptions, summaries of material modifications, trust agreements and other related agreements including all amendments to the foregoing; the two most recent annual reports; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the Internal Revenue Service; and the two most recent actuarial reports, to the extent any of the foregoing may be applicable to a particular Benefit Plan.

(c)           Except as disclosed in Section 3.17(c) of the Company Disclosure Schedule with respect to any Benefit Plan, there are no material amounts accrued but unpaid as of the date of the Company Financial Statements most recently filed with the SEC that have not been reflected on such Company Financial Statements.

(d)           With respect to each Benefit Plan: (i) if intended to qualify under section 401(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under section 501(a) of the Code; (ii) such plan has been administered in accordance with its terms and in all material respects with all applicable Laws; (iii) no claims are pending or, to the Company’s Knowledge, threatened by or on behalf of any Benefit Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Benefit Plan (other than routine claims for benefits); (iv) none of the Company, any of the Company Subsidiaries, any ERISA Affiliate, nor, to the Company’s Knowledge, any trustee or administrator thereof, has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any of the Company Subsidiaries could be subject to any material Liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code; (v) no Lien imposed under the Code or ERISA exists or, to the Company’s Knowledge, is reasonably likely to exist; and (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been timely made in full.

(e)           Except as disclosed on Section 3.17(e) of the Company Disclosure Schedule:  (i) neither the Company nor any ERISA Affiliate has incurred any outstanding Liability under Title IV of ERISA and no basis for any such Liability exists; (ii) neither the Company nor any ERISA Affiliate maintains (or contributes to), or has maintained (or has contributed to) within the last six years, any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code; and (iii) there is no pending dispute involving the Company or any ERISA Affiliate concerning payment of contributions to or payment of withdrawal liability payments or Section 412 of the Code.

(f)            With respect to each Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), except as disclosed in Section 3.17(f) of the Company Disclosure Schedule, no such plan provides medical or death benefits with respect to current or former employees of the Company or any of the Company Subsidiaries beyond their termination of employment, other than on an employee-pay-all basis or except as required by applicable Law, and each such welfare plan may be amended or terminated under the terms of such plan by the Company or any of the Company Subsidiaries at any time with respect to such former or current employees.  With respect to each Benefit Plan that is a “group health plan” (as defined in Section 5000(b) of the Code), each such Benefit Plan currently complies and has complied in all material respects with the requirements of Part 6 of Title I of ERISA and Sections 4980B and 5000 of the Code.

(g)           Except as set forth in Section 3.17(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of the Company or any of the Company Subsidiaries to severance pay, unemployment compensation or any other termination payment, (ii) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any such employee, officer, director or consultant, including, without limitation, with respect to any equity-based awards held by them under the equity compensation plans maintained by the Company or its Affiliates, or (iii) result in any payment that would fail to be deductible under Section 280G of the Code.

(h)           Neither the Company nor any ERISA Affiliate has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (within the meaning of Section 414(n) of the Code) or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Benefit Plans or the imposition of penalties or excise taxes with respect to the Benefit Plans by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Authority.

(i)            No Benefit Plan is a “multiemployer plan,” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or is covered by Section 4063 or 4064 of ERISA.

Section 3.18           Labor Matters.  Except as set forth in Section 3.18 of the Company Disclosure Schedule:  (i) the Company and the Company Subsidiaries are neither party to, nor bound by, any collective bargaining agreement or other Contract relating to organized labor; (ii) to the Company’s Knowledge, there are no collective bargaining agreements or other Contracts relating to organized labor that govern the terms and conditions of employment of any of the employees of the Company or the Company Subsidiaries; (iii) no employees of the Company or the Company Subsidiaries are represented by any labor organization with respect to their employment with the Company or the Company Subsidiaries; (iv) there are no pending or, to the Company’s Knowledge, threatened organizational campaigns or activities, petitions, demands or other unionization activities seeking recognition of a collective bargaining unit or representation with respect to or involving any employees of the Company or the Company Subsidiaries, and, to the Company’s Knowledge, no union claims to represent any such employees and there are no jurisdictional disputes between any unions with respect to such employees; (v) from January 1, 2004 to the date of this Agreement, there has been no actual, or, to the Company’s Knowledge, threatened strikes, lockouts, slowdowns, work stoppages, material grievances, material labor-related arbitrations or material labor-related controversies against or affecting the Company or the Company Subsidiaries; (vi) there are no pending, or, to the Company’s Knowledge, threatened unfair labor practice charges or complaints against or affecting the Company or the Company Subsidiaries before any Governmental Authority, and none of the Company, the Company Subsidiaries nor any of their respective employees, agents or representatives (during the course and scope of their relationship with the Company and the Company Subsidiaries) has committed any material unfair labor practice as defined in the National Labor Relations Act or similar Law; (vii) since January 1, 2004, the Company and the Company Subsidiaries have not effectuated (A) a “plant closing” (as defined in the Workers’ Adjustment and Retraining Notification Act and any similar state or local Law relating to plant closings and layoffs (“WARN”)) affecting any site of employment or one or more facilities or operating units within any site of employment; (B) a “mass layoff” (as defined in WARN) affecting any site of employment; or (C) any similar action under WARN requiring notice to employees in the event of an employment loss or layoff; (viii) neither the Company nor the Company Subsidiaries is a party to, or otherwise bound by, any consent decree with, order of, judgment or material citation by, any Governmental Authority relating to employees or employment practices, and neither the Company nor the Company Subsidiaries have received written notice of the intent of any Governmental Authority to conduct an investigation with respect to such matters or written notice that any such investigation is in progress (nor, to the Company’s Knowledge, has any such investigation been threatened); and (ix) since January 1, 2004, the Company and the Company Subsidiaries have not received written notice of any Action (A) that is pending against them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, or (B) pending or, to the Company’s Knowledge, threatened against them in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, breach of any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

Section 3.19           Intellectual Property.

(a)           Section 3.19(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following Company Intellectual Property (as defined in Section 3.19(d) below):  (i) patents and patent applications; (ii) trademark registrations and applications; (iii) Internet domain names; and (iv) copyright registrations and applications.

(b)           Section 3.19(b) of the Company Disclosure Schedule sets forth all material Intellectual Property (as defined in Section 3.19(d) below) licenses to which the Company or any Company Subsidiary is a party as either a licensee or licensor and material agreements pursuant to which any of them otherwise grants or receives rights to Intellectual Property, except for licenses for commercially available “off the shelf” software (collectively, the “License Agreements”).  The License Agreements included in Section 3.19(b) of the Company Disclosure Schedule are valid and binding obligations of the Company and/or any Company Subsidiary, enforceable in accordance with their terms, and neither the Company nor any Company Subsidiary, and to the Company’s Knowledge no other party, is in material breach or default thereunder.

(c)           Except as set forth in Section 3.19(c) of the Company Disclosure Schedule:

(i)            the Company or a Company Subsidiary is the sole and exclusive owner of, or, to the Company’s Knowledge, has a valid and enforceable license to use and possess, free and clear of all Liens other than Permitted Liens, all Company Intellectual Property;

(ii)           no claim is pending, or to the Company’s Knowledge, threatened against the Company or any Company Subsidiary that the conduct of the Company’s business or the Company Intellectual Property is, and to the Company’s Knowledge, neither the Company nor any Company Subsidiary is, violating, diluting, misappropriating or infringing upon the Intellectual Property rights of any third party; and

(iii)          no claim is pending or has been threatened by the Company or any Company Subsidiary that a third party is infringing upon, diluting, misappropriating or otherwise violating any rights in any Company Intellectual Property and, to the Company’s Knowledge, no third party is infringing upon, diluting, misappropriating or otherwise violating any rights in any Company Intellectual Property.

(d)           As used in this Agreement, the term “Intellectual Property” means all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights (other than copyrights in “off-the-shelf” computer programs), all applications and registrations for any of the foregoing, trade secrets and other intangible proprietary rights.  “Company Intellectual Property” means all material Intellectual Property owned by the Company or any Company Subsidiary used in the conduct of its business as currently conducted.

Section 3.20           Insurance.  Section 3.20 of the Company Disclosure Schedule sets forth a list of all material insurance coverage for the Company and Company Subsidiaries in effect as of the date of this Agreement.  All such policies are in full force and effect, and no notice of default, cancellation or termination, coverage limitation or reduction or material premium increase with respect to any such policy has been received by the Company or any Company Subsidiary with respect to any such policy.  There is no material claim by the Company or any Company Subsidiary pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

Section 3.21           Environmental Matters.

(a)           Except as set forth in Section 3.21 of the Company Disclosure Schedule:  (i) the Company and the Company Subsidiaries have obtained all permits, licenses and other authorizations which are required under the Environmental Laws for the operation of their respective businesses and the ownership, use and operation of the Real Property and each are in compliance in all material respects with all terms and conditions of all such permits, licenses and authorizations; (ii) the Company and the Company Subsidiaries have been and are in compliance in all material respects with all applicable Environmental Laws; (iii) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, order, decree, judgment, investigation, proceeding, notice or demand letter existing or pending, or, to the Company’s Knowledge, threatened, with respect to the Company, the Company Subsidiaries or the Real Property under the Environmental Laws; (iv) the Owned Real Property has not been impacted by any release, spill, discharge or other disposal of any Hazardous Materials that is reasonably likely to result in a claim against or obligation of the Company or any Company Subsidiary to remediate the Owned Real Property; (v) the Company and the Company Subsidiaries have not, and, to the Company’s Knowledge, no other person has, released, spilled, discharged or otherwise disposed of any Hazardous Materials on, beneath or adjacent to the Leased Real Property or any property formerly owned, operated or leased by the Company or the Company Subsidiaries, other than such releases, spills, discharges or other disposals that are not reasonably likely to result in a claim against or obligation of the Company or any Company Subsidiary to remediate such real property; (vi) other than pursuant to terms contained in any Leases, neither the Company nor any Company Subsidiary has entered into any material agreement requiring them to indemnify, reimburse, defend or hold harmless any other person from and against any Liabilities under Environmental Law; and (vii) the Company has made available to Parent all material reports, audits, studies, analyses and, since January 1, 2004, correspondence with Governmental Authorities, in each case, in its possession or control or the possession or control of any Company Subsidiary, relating to the Company’s or the Company Subsidiaries’ Liabilities under or compliance with Environmental Laws, or the environmental condition of the Real Property or any property formerly owned, leased or operated by the Company or the Company Subsidiaries.

(b)           As used in this Agreement:

(i)            “Environmental Laws” means all foreign, federal, state and local Laws relating to pollution or protection of the environment or human health and safety, including Laws relating to releases or threatened releases of Hazardous Materials (defined below in Section 3.21(b)(ii)) into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; and

(ii)           “Hazardous Materials” means any pollutant, contaminant, toxic mold, toxic substance, hazardous waste, hazardous material, or hazardous substance, or any oil, petroleum, or petroleum product, as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, the Federal Clean Water Act, as amended, the Federal Clean Air Act, or any other Environmental Law.

Section 3.22           Suppliers.  Section 3.22 of the Company Disclosure Schedule sets forth the names of each of the ten suppliers to whom the Company and the Company Subsidiaries paid the highest aggregate amounts for the twelve-month period ended December 31, 2006, for supplies and other goods.  Except as set forth in Section 3.22 of the Company

Disclosure Schedule, since December 31, 2006, none of the Company nor any Company Subsidiary has received notice in writing that any such supplier will not sell supplies and other goods to the Company or any Company Subsidiary at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases.

Section 3.23           Brokers and Finders.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from the Company or any Company Subsidiary in connection with the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (except for those representations and warranties made as of a specific date) as follows:

Section 4.1             Organization; Qualification.  Parent is a nonprofit corporation, and Merger Sub is a corporation, in each case duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business and in good standing in each of the jurisdictions in which the conduct of its business or the ownership, operation or leasing of its assets and properties requires it to be so qualified, licensed or in good standing other than failures to be so qualified, licensed and in good standing that would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby.  Parent and Merger Sub have made available to the Company their respective Organizational Documents as in effect on the date hereof.

Section 4.2             Authority; Validity of Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Trustees of Parent and the Board of Directors and the sole stockholder of Merger Sub and all other requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than filing the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

Section 4.3             Non-Contravention.  The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby will not:  (i) conflict with or result in any breach of any provision of the Organizational Documents of Parent and Merger Sub, (ii) result in a material violation or breach of any provision of, constitute (with or without due notice or lapse of time or both) a material default under, give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any benefit under, or require any consent under, any material Contract of any kind to which Parent or Merger Sub is a party or by which any of their respective properties or assets may be bound or affected, (iii) result in the creation or imposition of any material Lien upon any of the properties or assets of Parent or Merger Sub, or (iv) subject to the Governmental Approvals defined in Section 3.4, violate in any material respect any material Laws applicable to Parent or Merger Sub or any of their respective properties or assets, except, in the case of clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Parent and Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby.

Section 4.4             Consents and Approvals.  Except for the Governmental Approvals, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated hereby.

Section 4.5             Actions.  There are no Actions or arbitrations pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub that individually or when aggregated with one or more other Actions or arbitrations would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby.

Section 4.6             Compliance with Law.  Parent is operating its businesses in compliance with all applicable Laws, except for violations of applicable Laws that would not be reasonably expected to have a material adverse effect on Parent’s ability to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby.

Section 4.7             Availability of Funds.  At Closing, Parent will have immediately available funds in cash or cash equivalents, short-term investments and available lines of credit, in the aggregate, which are sufficient to pay (i) the amounts required to pay the consideration set forth in Article II, (ii) the Change of Control Payment (as defined in each of (x) the Indenture dated as of August 24, 2004 with respect to the Company’s 12¼% Senior Discount Notes due 2012, as amended (the “12¼% Notes Indenture”) and (y) the Indenture dated as of August 15, 2002 with respect to the Company’s 11 7/8% Senior Subordinated Notes due 2012, as amended (the “11 7/8% Notes Indenture”)) required pursuant to the 12 ¼% Notes Indenture and the 11⅞%

Notes Indenture, and (iii) all amounts due and payable under the Amended and Restated Credit Agreement by and among the Company, MedQuest, Inc., as Borrower, the lenders party thereto, JPMorgan Chase Bank, as syndication agent, General Electric Capital Corporation and Wachovia Bank, National Association, as co-documentation agents, and Wachovia Bank, National Association, as administrative agent, in connection with the transactions contemplated by this Agreement.

Section 4.8             Brokers and Finders.  Other than Shattuck Hammond Partners, a division of Morgan Keegan & Company, Inc., the fees and expenses of which will be paid by Parent, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Parent or any of its Affiliates in connection with the Merger and the other transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1             Conduct of Business.  From and after the date hereof until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice and in compliance with all applicable Laws and to use their commercially reasonable efforts to:  (i) preserve intact their Assets and current business organizations, (ii) retain the services of current key officers and employees other than in connection with the performance enhancement initiative as previously disclosed to Parent, (iii) maintain Medicare and Medicaid provider status and other material medical service provider licenses and permits, and (iv) preserve its relationship with customers, suppliers, third-party payors and others with whom the Company and the Company Subsidiaries have material business dealings.  Without limiting the generality of the foregoing, except as otherwise expressly provided for by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, from and after the date hereof until the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, take any of the following actions without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)           adopt any amendment to the Organizational Documents of the Company or any Company Subsidiary;

(b)           adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)           (i) issue, sell, pledge, dispose of or encumber any shares of its capital stock or any other voting securities or securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any of the foregoing, (ii) split, combine, subdivide or reclassify any class or series of its capital stock; (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock or other property) in respect of any capital stock (other than dividends or distributions from a wholly-owned Company Subsidiary payable to the Company and/or one or more Company Subsidiaries and other than payments in respect of Stock Options consistent with Section 5.3); or (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(d)           (i) incur or modify any material indebtedness other than in the ordinary course of business, (ii) mortgage, pledge or encumber any Assets (including capital stock of any Company Subsidiary), or (iii) other than in the ordinary course of business, transfer, lease, sublease, license, guarantee, sell or dispose of, any Assets (including capital stock of any Company Subsidiary);

(e)           make any acquisition of, or investment in, or capital contribution to, any Person, other than a Company Subsidiary that is wholly-owned, directly or indirectly, by the Company;

(f)            except in the ordinary course of business consistent with past practice, (i) exercise any option or first refusal rights or any rights of renewal relating to any Real Property, (ii) enter into any Contract or commitment to lease, purchase or sell any real property or (iii) enter into or materially modify any Contract relating to Real Property;

(g)           grant any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new Benefit Plans, or amend or agree to amend any existing compensation or Benefit Plans covering any Business Employee, except (i) as may be required by Law, (ii) pursuant to the normal severance policies or practices of the Company or a Company Subsidiary as in effect on the date of this Agreement and previously disclosed to Parent, (iii) pursuant to the performance enhancement initiative as previously disclosed to Parent, or (iv) increases in salary or wages payable or to become payable to employees who are not officers or directors of the Company in the ordinary course of business consistent with past practice;

(h)           terminate the employment of any officer employed by the Company or any executive officer employed by any Company Subsidiary other than for willful misconduct or malfeasance or other termination rights under a written employment agreement;

(i)            enter into, amend in any material respect, breach, terminate or allow to lapse any Material Contract, other than in the ordinary course of business consistent with past practice;

(j)            amend, breach, terminate or allow to lapse or become subject to default or termination any Permit, other than amendments required by applicable Law;

(k)           make or incur any capital expenditure or other financial commitment other than as set forth in the Company’s 2007 capital budget previously provided to Parent or, if not so set forth, in excess of $250,000 in the aggregate;

(l)            (i) settle or compromise any material Tax liability or Tax claim, (ii) file any amendments to any previously filed Tax Returns, (iii) make, amend or revoke any material Tax election, (iv) make a request for a Tax ruling or enter into any agreement with a Tax Authority, (v) surrender any right to claim a refund for Taxes, (vi) file any Tax Return in a manner that is materially inconsistent with past custom and practice, or (vii) consent to an extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes;

(m)          enter into any compromise or settlement of any litigation, action, suit, claim, proceeding or investigation other than the settlement of litigation, actions, suits, claims, proceedings or investigations in the ordinary course of business consistent with past practice;

(n)           (i) enter into, modify, extend or cancel any material third-party payor Contracts relating to all or any portion of North Carolina or (ii) other than in the ordinary course of business consistent with past practice, enter into, modify, extend or cancel any material third-party payor Contracts relating to states other than North Carolina;

(o)           make any change in accounting policies or methods, except as required by any changes in GAAP or applicable Law and promptly disclosed to Parent;

(p)           sell, transfer, dispose of, license to any Person, or create any Lien on any Company Intellectual Property; and

(q)           authorize, or commit or agree to do, whether in writing or otherwise, any of the foregoing.

Section 5.2             Non-Solicitation.

(a)           From and after the date hereof and continuing through the Closing Date, the Company shall not, and the Company shall cause the Company Subsidiaries not to, directly or indirectly, authorize or permit any of their respective officers, directors, employees, agents or representatives (including investment bankers, financial advisors, attorneys, consultants and accountants retained by or on behalf of the Company or any Company Subsidiary) (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, knowingly encourage or take any other action designed to facilitate any Takeover Proposals (as defined below), (ii) enter into any agreement with respect to any Takeover Proposal or (iii) engage or otherwise participate in discussions or negotiations regarding, or provide any information with respect to, or otherwise cooperate with, any proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal.  The Company shall, and shall cause the Company Subsidiaries and its Representatives to, immediately cease and terminate all existing discussions or negotiations with any Person with respect to any proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal.  Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Takeover Proposal that the board of directors of the Company determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined below), and which Takeover Proposal was not solicited after the date hereof, was made after the date hereof and did not otherwise result from a breach of this Section 5.2(a), the Company may, if the board of directors of the Company determines (after receiving the advice of outside counsel) that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, and subject to compliance with this Section 5.2(a) and Section 5.2(b) and after giving Parent written notice of such determination, (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement (which agreement shall include a customary “standstill” or similar covenant) not less restrictive of such person than the Confidentiality Agreement (as defined in Section 5.4(c) below); provided that (A) all such information has previously been provided to Parent or is provided to Parent at the same time it is provided to such Person and (B) such customary confidentiality agreement expressly provides the right for the Company to comply with the terms of this Agreement, including Section 5.2(b), and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.2(a) by any Representative or Affiliate of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.2(a) by the Company.

(b)           Except where the board of directors of the Company determines (after receiving the advice of outside counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable Law, the Company agrees not to, and to cause the Company Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement that relates to the Company or any Company Subsidiary.  The Company shall notify Parent as soon as practicable (and in any event within 24 hours) orally, and promptly thereafter in writing, if any Person makes any Takeover Proposal or any inquiry that could reasonably be expected to lead to any Takeover Proposal and shall describe in reasonable detail the identity of any such Person and the substance and material terms and conditions of any such Takeover Proposal or inquiry.  The Company shall (i) keep Parent fully and promptly informed of the status and material details (including any change to any material term thereof) of any such Takeover Proposal or inquiry and (ii) provide to Parent promptly after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company or any of the Company Subsidiaries from any Person that describes any of the terms or conditions of any Takeover Proposal.

(c)           The term “Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 15% or more of the revenues, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company pursuant to which any Person or the stockholders of any person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company, other than the transactions contemplated by this Agreement.

(d)           The term “Superior Proposal” means a bona fide Takeover Proposal (provided that for purposes of this definition references to 15% in the definition of “Takeover Proposal” shall be deemed to be references to 50%) which the board of directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.3             Cancellation of Stock Options and Warrants.

(a)           Effective not later than the Effective Time, the Company shall use commercially reasonable efforts to provide that, not later than the Effective Time, the Stock Option Plan shall be terminated and the Stock Options shall be cancelled without the payment of any consideration in respect thereof and that, from and after the Effective Time, neither the Stock Option Plan nor the Stock Options shall be of any further force or effect.

(b)           Effective not later than the Effective Time, the Company shall have taken all actions necessary to provide that, not later than the Effective Time, the warrant to purchase 3,000,000 shares of Common Stock issued to an affiliate of JPMP (the “Warrant”) shall be cancelled without the payment of any consideration in respect thereof and that, from and after the Effective Time, the Warrant shall be of no further force or effect.

Section 5.4             Access to Information; Confidentiality.

(a)           From and after the date hereof and continuing through the Closing Date, the Company shall, and shall cause the Company Subsidiaries to, cooperate with Parent and its representatives during normal business hours and provide Parent and its employees, accountants, attorneys and other representatives acting on behalf of Parent with reasonable access during normal business hours to, and permit such Persons to review, the Company’s Assets (including Real Property), books, Contracts, accounts and records (including all studies, Phase I assessments, analyses and test results in the possession, custody or control of the Company, any Company Subsidiary or any of their respective Affiliates relating to the environmental conditions of any real property now or previously owned or operated by the Company or any Company Subsidiary), and shall provide as promptly as practicable such other information to Parent and its representatives as they may reasonably request; provided that (i) any such access and review shall be granted and conducted in such a manner so as not to interfere unreasonably with the conduct of the business of the Company or any Company Subsidiary and (ii) the Company and the Company Subsidiaries shall not be required to disclose any information the disclosure of which is restricted by applicable Law or Contract or information directly relating to the proposed sale of the Company.

(b)           From and after the date hereof and continuing through the Closing Date, the Company shall deliver to Parent copies of the monthly unaudited balance sheet of the Company as of the end of each month and the related unaudited statements of operations and cash flows of the Company for such months, in each case, prepared in the ordinary course of business consistent with past practice.

(c)           Without limiting the terms thereof, the Confidentiality and Non-Disclosure Agreement, dated as of January 31, 2007, as amended (the “Confidentiality Agreement”), between Parent and the Company shall govern the obligations of Parent, the Company and their respective representatives with respect to the non-public information furnished or made available to them pursuant to this Section 5.4 or otherwise.

Section 5.5             HSR Act Filings; Commercially Reasonable Efforts; Further Assurances.

(a)           Each of Parent and the Company shall (i) make or cause to be made the filings required of such party under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this

Agreement, but in no event later than 13 Business Days after the date hereof (such deadline being subject to the parties’ cooperation as required by this Section 5.5), (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions, and (iii) act in good faith and reasonably cooperate with the other party in connection with any such filing (including, if requested by the other party, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as defined in Section 5.5(b) below) with respect to any such filing or any such transaction.  To the extent not prohibited by applicable Laws, each party to this Agreement shall use all commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Laws in connection with the Merger and the other transactions contemplated by this Agreement.  Each party to this Agreement shall give the other party reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction.  None of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate.  The parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.  Parent shall take the lead in coordinating any filings and obtaining any necessary approvals under the HSR Act or any other federal or state antitrust Laws.

(b)           Subject to Section 5.5(d), each of Parent and the Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement under the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).  In connection therewith and subject to Section 5.5(d), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of Parent and the Company shall (by negotiation, litigation or otherwise) cooperate and use its commercially reasonable efforts vigorously to contest and resist any such action or proceeding, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger and the other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal, unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.5 shall limit the right of a party to this Agreement to terminate this Agreement pursuant to Section 9.1(c), so long as such party to this Agreement has until that time complied in all material respects with its obligations under this  Section 5.5.  Each of Parent and the Company shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Merger and the other transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.

(c)           Subject to Section 5.5(d), each of the parties to this Agreement agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including filings with Governmental Authorities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger and the other transactions contemplated by this Agreement that are necessary to consummate the Merger or other transactions contemplated by this Agreement, (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and the other transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (iv) the providing of all such information concerning such party, its Subsidiaries, its Affiliates and its Subsidiaries’ and Affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in Section 5.5(a), Section 5.5(b) or this Section 5.5(c).

(d)           Notwithstanding anything to the contrary in this Section 5.5, neither Parent nor the Company shall be required in order to resolve any objections asserted under Antitrust Laws by any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement to divest any of its businesses or assets, or take or agree to take any other action or agree to any limitation or restriction, that the Board of Trustees of Parent reasonably determines in good faith, after considering the advice of its management and legal and financial advisors, (i) to be materially adverse to Parent and its Subsidiaries taken as a whole or (ii) would materially impair the overall benefits expected, as of the date hereof, to be realized from the acquisition of the Company.

Section 5.6             Publicity.  The Company shall not, and shall not permit the Company Subsidiaries to, and Parent and its Affiliates shall not, issue any press release or public announcement concerning this Agreement, the Merger or the other transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of the Company or Parent, as applicable, disclosure is otherwise required by applicable Law; provided that to the extent required by applicable Law, the party intending to make such release or announcement shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

Section 5.7             Notification of Certain Events.  From and after the date hereof and continuing through the Closing Date:

(a)           The Company shall give prompt notice to Parent of (i) the occurrence or existence of (x) the breach in any material respect of a representation, warranty or covenant made by the Company in this Agreement, or any other fact, circumstance or event, in either case, that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied, and/or (y) a Company Material Adverse Effect; (ii) any notice or other communication (other than routine notices or communications in the ordinary course of business) from any Governmental Authority with respect to the Merger or the other transactions contemplated hereby; or (iii) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby; and

(b)           Parent shall give prompt notice to the Company of (i) the occurrence or existence of the breach in any material respect of a representation, warranty or covenant made by Parent and Merger Sub in this Agreement, or any other fact, circumstance or event, in either case, that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied; (ii) any notice or other communication (other than routine notices or communications) from any Governmental Authority with respect to the Merger or the other transactions contemplated hereby; and (iii) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby.

Section 5.8             Employee Matters.

(a)           Employees and Compensation.  For a period of at least twelve months beginning on the Closing Date, Parent shall, or shall cause one of its Affiliates to, provide each individual who is employed by the Company or a Company Subsidiary on the Closing Date (each, a “Business Employee”) who remains employed by the Company or any of the Company Subsidiaries following the Closing Date (a “Continuing Employee”), with a position providing base pay and bonus opportunity that is at least equal to the base pay provided to each such Continuing Employee by the Company or the applicable Company Subsidiary immediately prior to the Closing Date; provided, however, that Parent may, or may cause one of its Affiliates to, reduce base pay and bonus opportunity of a Continuing Employee pursuant to the performance enhancement initiative disclosed to Parent by the Company prior to the date of this Agreement.  Notwithstanding the foregoing, nothing contained in this Section 5.8 will limit the right of Parent or any of its Affiliates to terminate or suspend the employment of any Continuing Employee after the Closing or, except as expressly provided in this Section 5.8, to discontinue or modify the benefits provided to any such employee.

(b)           Employee Benefits.  For a period of at least twelve months beginning on the Closing Date, Parent shall, or shall cause one of its Affiliates to, continue to provide the Continuing Employees for so long as the Continuing Employee remains so employed, with employee benefit plans and policies which are, in the aggregate, substantially similar to those provided under the Benefit Plans immediately prior to the Closing Date, except that Parent shall not be required to continue under any Benefit Plan any investment fund intended to invest primarily or exclusively in capital stock of the Company, or any equity-based compensation plans.  Parent agrees that for any employee benefit plan of Parent or any of its Affiliates made available to the Continuing Employees after the Closing, such employees will receive credit for the years of service credited to them prior to the Closing by the Company or a Company Subsidiary for the purpose of determining eligibility and vesting under such employee benefit plan and, with respect to any applicable vacation pay plan only, for the purpose of determining the amount of accrued benefits under such plan; provided, however, that such recognition of service shall not result in a duplication of benefits for the same period of service. With respect to any welfare plan in which employees of the Company and the Company Subsidiaries are eligible to participate after the Closing Date, Parent shall, and shall cause its Affiliates to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of the Company and the Company Subsidiaries prior to the Closing Date, and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(c)           No Third Party Beneficiaries.  The provisions of this Section 5.8 shall not confer upon any person other than the parties to this Agreement any rights, benefits or remedies, and no provision of this Section 5.8 is intended to be or shall be deemed an amendment of any Benefit Plan.

(d)           Cooperation.  The Company and Parent shall reasonably coordinate and cooperate with respect to employee communications relating to the Merger and the other transactions contemplated by this Agreement from and after the date hereof and through the Closing.  Parent and the Company agree to reasonably cooperate in order to facilitate all provisions of this Section 5.8.

Section 5.9             WARN Act.

(a)           On or before the Closing Date, the Company shall provide Parent with a list of the name and site of employment of any and all employees of the Company or the Company Subsidiaries who have experienced, or will experience, an employment loss or layoff, as defined by WARN, requiring notice to employees in the event of a closing or layoff as required by WARN, within 90 days prior to the Closing Date.  The Company shall update this list up to, and including, the Closing Date.

(b)           The Company shall not, and shall cause the Company Subsidiaries not to, at any time within 90 days before the Closing Date, without complying fully with the notice requirements and other requirements of WARN, effectuate (i) a plant closing as defined in WARN affecting any site of employment or one or more facilities or operating units within any site of employment of the Company; (ii) a mass layoff as defined in WARN affecting any site of employment of the Company; or (iii) any similar action under WARN requiring notice to employees in the event of an employment loss or layoff.

Section 5.10           Stockholder Litigation.  The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any stockholder litigation against the Company and its directors relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that, to the extent Parent is also a party to the litigation, Parent shall not be obligated to consent to any settlement which does not include the full release of Parent and its Affiliates.

Section 5.11           Non-Solicitation of Employees.  From and after the date hereof and through the third anniversary of the Closing Date, JPMP shall not, and shall cause its agents (including CCMP Capital Advisors, LLC (“CCMP”)) and controlled Affiliates not to, without the prior written consent of Parent, directly or indirectly, solicit or hire any employee of the Company or any Company Subsidiary listed in Section 5.11 of the Company Disclosure Schedule; provided, however, the foregoing shall not prohibit JPMP or any of its agents (including CCMP) and controlled Affiliates from soliciting or hiring any such employee who is no longer employed by the Company or a Company Subsidiary and has not been an employee of the Company or a Company Subsidiary for at least six months prior to such solicitation or employment by JPMP or any of its agents (including CCMP) or controlled Affiliates.

Section 5.12           Nondisclosure of Proprietary Information.  From and after the date hereof and through the third anniversary of the Closing Date, JPMP shall not, and shall cause its agents (including CCMP) and controlled Affiliates not to, at any time, make use of, divulge or otherwise disclose to Persons other than Parent, directly or indirectly, any material trade secret or material proprietary or confidential information concerning the business or policies of the Company and the Company Subsidiaries that JPMP or its agents (including CCMP) or controlled Affiliates may have learned in the course of its investment in the Company or in the course of having representatives serve as directors of the Company or otherwise.  Notwithstanding the foregoing, neither JPMP nor its agents (including CCMP) or controlled Affiliates shall have any obligation hereunder for that portion of such material proprietary or confidential information which is independently developed by or for JPMP or its agents (including CCMP) or controlled Affiliates, which is rightfully received by JPMP or its agents (including CCMP) or controlled Affiliates from a third party, is disclosed by the Company or Company Subsidiaries to others without any restriction on use and disclosure, is approved for release after the Closing by written consent of the Company or is generally publicly available.

Section 5.13           Fees and Expenses.  Except as otherwise expressly provided in this Agreement, Parent, on the one hand, and the Company, on the other hand, shall each bear its own direct and indirect fees and expenses in connection with the investigation, negotiations, and consummation of the Merger and the other transactions contemplated hereby, including all direct and indirect expenses, financial advisory, legal and accounting fees.

Section 5.14           Indemnification; Director and Officer Insurance.

(a)           From and after the Closing, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of the Company or any of its Subsidiaries (the “D&O Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, interests, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) arising out of or relating to any threatened or actual Action, investigation or arbitration based in whole or in part on or arising out of or relating in whole or in part to the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, at or after, the Closing Date (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or relating to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable Law and Organizational Documents in effect on the date hereof to indemnify such person (and Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to pay expenses in advance of the final disposition of any such Action, investigation or arbitration to each D&O Indemnified Party); provided, however, that the person to whom such expenses are advanced must provide an undertaking to the Surviving Corporation to repay such advances if it is ultimately determined by a court of competent jurisdiction (which determination shall have become final) that such person is not entitled to indemnification.

(b)   Without limiting the foregoing, in the event any such Action, investigation or arbitration is brought against any D&O Indemnified Party (whether arising before or after the Closing Date), (i) the D&O Indemnified Party may retain counsel satisfactory to it and reasonably satisfactory to Parent, and Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay all fees and expenses of such counsel for the D&O Indemnified Party promptly as statements therefor are received and (ii) Parent, the Surviving Corporation, its Subsidiaries and each D&O Indemnified Party will use all reasonable efforts to assist in the vigorous defense of any such matter; provided, that none of the Surviving Corporation, any of its Subsidiaries or Parent shall be liable for any settlement effected without its prior written consent.  Any D&O Indemnified Party wishing to claim indemnification under this Section 5.14 shall notify Parent upon learning of any such Action, investigation or arbitration (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 5.14, except to the extent such failure materially prejudices such party).  The parties hereto agree that all rights to indemnification hereunder, including provisions relating to advances of expenses incurred in defense of any such Action existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date, shall continue in full force and effect for a period of six years from the Closing Date; provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.

(c)           Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200 percent of the last annual premium paid prior to the date of this Agreement.

Section 5.15           Acknowledgement of Limitation of Warranties.  Parent and Merger Sub acknowledge that they have conducted to their satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties, and prospects of the Company and, in making the determination to proceed with the transactions contemplated by this Agreement, have relied solely on the results of their own independent investigation and the representations and warranties set forth in this Agreement (as qualified by the Company Disclosure Schedule), the certificates contemplated by this Agreement and the covenants, agreements and other obligations of the Company contained in this Agreement.  Such representations and warranties in the Agreement constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Sub in connection with the transactions contemplated hereby, and Parent and Merger Sub acknowledge and agree that the Company is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement (as qualified by the Company Disclosure Schedule), including any implied warranty as to condition, merchantability, or suitability as to any of the assets or properties of the Company.  Parent and Merger Sub further acknowledge and agree that, except for an Action based on the representations and warranties expressly contained in this Agreement, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent or any other Person, based on any other representations and warranties not contained in Article III or resulting from the distribution to Parent or Merger Sub, or Parent or Merger Sub’s use of, any information, projections, documents or material made available to Parent or Merger Sub at any time in certain “data rooms,” management presentations, “break-out” discussions, responses to questions submitted by or on behalf of Parent or Merger Sub, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.

Section 5.16           Supplemental Disclosure.  The Company may, subject to the provisions of this Section 5.16, from time to time, but no later than three Business Days prior to the Closing Date, by notice in accordance with this Agreement, supplement the Company Disclosure Schedule to reflect any matter that (i) arises or new information that becomes known by the Company after the date of this Agreement and (ii) would have been required or permitted to be set forth or described in the Company Disclosure Schedule had such matter existed or such information been known to the Company as of the date of this Agreement.  The Company’s representations and warranties in Article III of this Agreement shall be deemed to include such supplemental disclosure as of the date of this Agreement and thereafter, including the Closing Date; provided, however, that any matters reflected in one or more of any such supplemental disclosures may be considered for purposes of determining whether the condition contained in Section 6.2(e) has been satisfied.  Notwithstanding the foregoing or any provision of this Agreement to the contrary, no information included in any supplemental disclosure as to which the Company had Knowledge as of the date of this Agreement or that seeks to correct any error or omission to the Company Disclosure Schedule relating to the period on or prior to the date of this Agreement shall be considered to have been disclosed for purposes of determining whether Parent may seek indemnification under Section 7.2(a) and the Company Disclosure Schedule shall not be deemed to include or reflect any such supplemental disclosure.

Section 5.17           Change of Control Payment.  Parent agrees that it will, or will cause the Company to, discharge the obligations of the Company and the Company Subsidiaries with respect to the Change of Control Payment required pursuant to the 12¼% Notes Indenture and the 11⅞% Notes Indenture.

Section 5.18           Company Stockholder Approval.  No later than 5:00 pm. (Eastern time) on September 14, 2007, unless the Voting Agreement is terminated pursuant to the terms thereof, the Company shall obtain an executed action by written consent constituting the Company Stockholder Approval and shall provide a copy of such written consent to Parent.

Section 5.19           Retention Bonuses.  The Company shall be permitted to pay retention bonuses to certain non-executive employees of the Company pursuant to a retention bonus program to be developed by the Company prior to the Closing Date (the “Retention Bonus Program”), which shall provide for fifty percent of each bonus award thereunder to be paid immediately prior to the Closing to award recipients employed by the Company at such time and fifty percent of each bonus award to be paid on the six month anniversary of the Closing Date to award recipients who remain employed by the Company at such time.  The aggregate amount of retention bonuses under the Retention Bonus Program shall not exceed $400,000.  The Company shall consider the input of Parent into the design and terms of the Retention Bonus Program, in light of the Retention Bonus Program’s purposes, it being understood and agreed that Parent’s right to provide input shall not constitute a right to approve the final terms of the Retention Bonus Program as decided by the Company.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1             Mutual Conditions.  The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

(a)           No Legal Prohibition, etc.  There shall not be in effect any decree, judgment, preliminary or permanent injunction or other order or Law issued by any Governmental Authority of competent jurisdiction that prohibits or enjoins the consummation of the Merger or the other transactions contemplated hereby; provided that the parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

(b)           HSR Act Waiting Period.  The waiting period, and any extensions thereof, applicable to the Merger and the other transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(c)           Government Approvals.  All of the approvals of the Governmental Authorities listed in Section 6.1 of the Company Disclosure Schedule shall have been obtained.

(d)           Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

Section 6.2             Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

(a)           Truth of Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement and in any certificate delivered by the Company pursuant hereto (disregarding any Company Material Adverse Effect or materiality qualifiers therein) shall be true and correct in all respects, on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks as of a specific date, in which event such representation and warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties in the aggregate to be true and correct has not had or resulted in and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(b)           Performance of Agreements.  The Company shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(c)           Officer’s Certificate.  Parent shall have received a certificate of an executive officer of the Company that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d)           No Threatened or Pending Litigation.  There shall not be threatened or pending any action by any Governmental Authority seeking to prohibit or impose any material limitations on Parent’s ownership of the Company or the operation of all or a material portion of Parent’s or the Company’s or any of their respective Subsidiaries’ businesses or assets, or to compel Parent or the Company or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Parent, the Company or any of their respective Subsidiaries.

(e)           No Material Adverse Effect.  Since the date hereof, no event, occurrence, fact, condition, change, development or effect shall have occurred that, individually or in the aggregate, has had or resulted in or would reasonably be expected to have or result in a Company Material Adverse Effect.

(f)            Consents.  All of the approvals, consents and licenses listed in Section 6.2 of the Company Disclosure Schedule shall have been obtained in form and substance reasonably satisfactory to Parent.

(g)           Stock Options and Warrant.  The Stock Options and the Warrant shall have been cancelled, effective not later than the Effective Time, without consideration having been paid in respect thereof.

(h)           Certified Resolutions.  Parent shall have received a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, setting forth the resolutions adopted by the Company’s Board of Directors authorizing of the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, and certifying that such resolutions have not been amended or rescinded and are in full force and effect.

(i)            FIRPTA Certificate.  Parent shall have received a certificate, dated as of the Closing Date, under Section 1445(b)(3) of the Code, complying with applicable Treasury Regulations, certifying that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

(j)            Incentive Structure.  JPMP shall have caused its ownership interests in the Company to be contributed to a newly-formed limited liability company and the management incentive structure set forth on the term sheet attached hereto as Exhibit 6.2(j) shall have been implemented in all material respects.

Section 6.3             Conditions to the Obligations of Company to Effect the Merger.  The obligations of the Company to effect the Merger are further subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

(a)           Truth of Representations and Warranties.  The representations and warranties of Parent and the Merger Sub set forth in this Agreement and in any certificate delivered by Parent or Merger Sub pursuant hereto (disregarding any materiality qualifiers therein) shall be true and correct in all respects, on and as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks as of a specific date, in which event such representation and warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties in the aggregate to be true and correct has not had or resulted in a material adverse effect on the ability of Parent and Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby.

(b)           Performance of Agreements.  Parent shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Closing Date.

(c)           Officer’s Certificate.  The Company shall have received a certificate of an executive officer of Parent that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.1             Survival of Representations, Warranties and Covenants.  The representations and warranties of the parties contained in this Agreement shall survive the Closing until March 31, 2009; provided, however, that notwithstanding the foregoing, the representations and warranties of the Company set forth in Section 3.16 (Taxes) shall survive the Closing until March 31, 2010.  All covenants and agreements contained in this Agreement which are to have effect or be performed prior to the Closing shall survive the Closing until March 31, 2009 and all covenants and agreements contained in this Agreement which are to have effect or be performed after the Closing shall survive the Closing in accordance with their terms; provided, however, that notwithstanding the foregoing, the covenants set forth in Section 5.1(l) and Article VIII shall survive the Closing until March 31, 2010.  Any right of indemnification pursuant to this Article VII with respect to a claimed breach of a representation, warranty or covenant shall expire at the date of termination of the survival period for such representation, warranty or covenant claimed to be breached (the “Termination Date”), unless on or prior to the Termination Date a written claim for indemnification has been made to the Stockholders’ Representative or Parent, as the case may be.  Provided that an indemnification claim is timely made, it may continue to be asserted beyond the Termination Date of the representation and warranty to which such claim relates until the final disposition of such claim.

Section 7.2             Indemnification of Parent Indemnified Parties.

(a)           From and after the Closing, Parent and its Affiliates (including the Surviving Corporation) and their respective directors, officers, employees, agents and representatives and their successors and assigns (collectively, the “Parent Indemnified Parties”), as the case may be, shall be indemnified, protected, defended and held harmless from and against all liabilities, demands, claims, actions or causes of action, assessments, losses, damages, Taxes, costs and expenses (including interest, penalties and attorneys’ fees, disbursements and expenses)

(collectively, “Damages”) asserted against, resulting to, imposed upon or incurred by any Parent Indemnified Party, directly or indirectly (whether in respect of Third Party Claims (as defined in Section 7.4 below) or claims between the parties hereto), arising out of or relating to any of the following:  (i) a breach of any representation or warranty of the Company set forth in this Agreement (other than representations in Section 3.16 relating to Taxes which are addressed under clause (iii) of this Section 7.2(a)) or in any certificate delivered pursuant to this Agreement, (ii) a breach of any covenant, agreement or other obligation of the Company contained in this Agreement (other than covenants with respect to Taxes which are addressed under clause (iii) of this Section 7.2(a)), (iii) (A) Taxes of the Company and the Company Subsidiaries with respect to any Pre-Closing Period (as defined in Section 8.1 below) (including Taxes imposed by U.S. Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign law as a result of the Company or any Company Subsidiaries being included in an affiliated group that files consolidated or combined returns), (B) with respect to any Straddle Period (as defined in Section 8.1 below), Taxes imposed on or required to be withheld by the Company or any of the Company Subsidiaries which are allocable to the portion of such taxable year or period ending on the Closing Date, and (C) any Damages resulting from or attributable to a breach of any representation, warranty or covenant contained in Section 3.16, Section 5.1(l) or Article VIII, (iv) matters set forth in Section 7.2 of the Company Disclosure Schedule and (v) claims brought by any holder of Company equity securities or Stock Options in connection with the Merger and the other transactions contemplated by this Agreement (including claims, if any, with respect to appraisal rights under Section 262 of the DGCL); provided, however, that, notwithstanding anything to the contrary herein, in no event will the aggregate indemnification obligation under this Section 7.2 exceed the Contingent Consideration and, with respect to claims for indemnification made by a Parent Indemnified Party under Section 7.2(a)(iii) after March 31, 2009, the aggregate indemnification obligation under this Section 7.2 shall not exceed the Escrow Amount; and provided, further that (A) no claims for indemnification may be made by a Parent Indemnified Party under Section 7.2(a)(i) and (iv) unless and until the aggregate amount of such Damages for which the Parent Indemnified Parties are entitled to indemnity under the terms hereof exceeds $1,500,000 (the “Indemnity Basket”) and (B) no claims for indemnification may be made by a Parent Indemnified Party under Section 7.2(a)(iii) unless and until the aggregate amount of such Damages for which the Parent Indemnified Parties are entitled to indemnity under the terms hereof exceeds $400,000 (the “Tax Basket”).  In the event the aggregate amount of the Damages sustained by the Parent Indemnified Parties under Section 7.2(a)(i) and (iv) exceeds the Indemnity Basket, the indemnification obligations hereunder shall apply only to those Damages sustained by the Parent Indemnified Parties in excess of the Indemnity Basket.  In the event the aggregate amount of the Damages sustained by the Parent Indemnified Parties under Section 7.2(a)(iii) exceeds the Tax Basket, the indemnification obligations hereunder shall apply only to those Damages sustained by the Parent Indemnified Parties in excess of the Tax Basket.  Notwithstanding the foregoing, the Indemnity Basket shall not apply to Damages resulting from breaches by the Company with respect to the representations and warranties set forth in Section 3.2 and Section 3.5 of this Agreement, for all of which Damages the Parent Indemnified Parties shall be indemnified hereunder whether or not the Basket has been exceeded.  For the avoidance of doubt, the Indemnity Basket shall not apply to Damages for which Parent Indemnified Parties are entitled to indemnification under Section 7.2(a)(ii), (iii) (subject to the Tax Basket), or (v).

(b)           If during any period prior to March 31, 2010, Parent determines, acting in good faith, that applicable Law requires the Company to take a position on a Tax Return that is not consistent with any of the representations and warranties in Section 3.16(o), (p), (q) or (r) (the “NOL Reps”), Parent may, at its own expense, have the Tax Arbitrator (as defined below) determine whether a breach of the NOL Reps has occurred, and if so, the extent of such breach.  If the Tax Arbitrator determines that a breach of the NOL Reps has occurred, the Company shall be considered to have breached an NOL Rep for purposes of Section 7.2(a) and the Damages from such breach shall be the amount determined by the Tax Arbitrator, subject to Section 7.2(c).  As used in this Agreement, “Tax Arbitrator” shall mean a Tax lawyer at a nationally recognized accounting firm or law firm appointed by mutual agreement of Parent and the Stockholders’ Representative.  Any presentation to the Tax Arbitrator shall be made by both the Company and the Stockholders’ Representative, acting reasonably, on mutually agreed terms.

(c)           For purposes of Section 7.2(a) and notwithstanding Section 7.2(b), the Parent Indemnified Parties shall not be entitled to any indemnification for breach of the representations and warranties in the NOL Reps unless, and solely to the extent that, (i) prior to March 31, 2010 the Surviving Corporation consummates one or more asset dispositions other than in the ordinary course of business (the “Divestiture Transactions”), (ii) such Divestiture Transactions generate taxable gain or income to the Surviving Corporation (not taking into account, for purposes of such calculation, deductions or losses generated by the Surviving Corporation from and after the Closing) and (iii) the net operating losses related to the NOL Reps would have been utilized by the Surviving Corporation or its Affiliates during tax periods (or portions thereof) prior to March 31, 2010, in connection with such Divestiture Transactions (not taking into account, for purposes of such calculation, deductions and losses generated by the Surviving Corporation from and after the Closing).  The indemnifiable amount shall be determined by the Tax Arbitrator and shall be (i) the actual tax liability incurred by the Parent Indemnified Parties as a result of the breach plus (ii) to the extent any such income or gain (or portion thereof) incurred after the Closing Date, after reduction by the amount of the actual NOL available as determined by the Tax Arbitrator, is actually offset by any losses or deductions incurred after the Closing Date, the present value of the Tax savings that would have been utilized with respect to such deductions or losses incurred after the Closing Date if there had not been a breach of the NOL Reps (such amount discounted from the taxable period in which it is reasonably anticipated that the Surviving Company will have sufficient net income to fully utilize such deductions or losses, as determined by the Tax Arbitrator after presentations by Parent and the Stockholder’s Representative).

(d)           For the avoidance of doubt, the sole source of indemnification of the Parent Indemnified Parties pursuant to this Agreement shall be the Contingent Consideration, if any (and subject to the other limitations set forth herein), and no Parent Indemnified Party shall have a direct right of indemnification against any Seller Indemnified Party hereunder.

Section 7.3             Indemnification of Seller Indemnified Parties.  From and after the Closing, the former stockholders of the Company (in proportion to their percentage interest in the Merger Consideration) and their respective Affiliates and their respective directors, officers, employees, agents and representatives and their successors and assigns (collectively, the “Seller Indemnified Parties”), as the case may be, shall be indemnified, protected, defended and held harmless by Parent from and against all Damages asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly (whether in respect of Third Party Claims or claims between the parties hereto), arising out of or relating to any of the following:  (i) a breach of any representation or warranty of Parent and Merger Sub set forth in this Agreement or in any certificate delivered pursuant to this Agreement and (ii) a breach of any covenant, agreement or other obligation of Parent and Merger Sub contained in this Agreement; provided, however, that in no event will the aggregate indemnification obligation under this Section 7.3 exceed the lesser of (x) the amount of the Contingent Consideration and (y) $10,000,000, except that, with respect to any breach of Parent’s obligation to pay the Contingent Cash Amount pursuant to Article II and Parent’s covenants in Section 2.2(h) regarding the operation of the Surviving Corporation during the Earn-Out Period, in no event will the aggregate indemnification obligation exceed (x) $35,000,000 minus (y) the sum of (A) any amounts paid to or on behalf of Parent Indemnified Parties in connection with undisputed and/or resolved claims for indemnification pursuant to Article VII of this Agreement, (B) Parent’s good faith estimate of the dollar amount of any unresolved claims for indemnification actually made by Parent Indemnified Parties pursuant to Article VII of this Agreement and (C) the Contingent Cash Amount previously paid by Parent; and provided, further that no claims for indemnification may be made by a Seller Indemnified Party under Section 7.3(i) unless and until the aggregate amount of such Damages for which the Seller Indemnified Parties are entitled to indemnity under the terms hereof exceeds $400,000 (the “Parent Basket”).  In the event the aggregate amount of the Damages sustained by the Seller Indemnified Parties under Section 7.3(i) exceeds the Parent Basket, the indemnification obligations hereunder shall apply only to those Damages sustained by the Seller Indemnified Parties in excess of the Parent Basket.  Notwithstanding the foregoing, the Parent Basket shall not apply to Damages resulting from breaches by Parent and Merger Sub with respect to the representations and warranties set forth in Section 4.2 of this Agreement, for all of which Damages the Seller Indemnified Parties shall be indemnified hereunder whether or not the Parent Basket has been exceeded.  For the avoidance of doubt, the Parent Basket shall not apply to Damages for which Seller Indemnified Parties are entitled to indemnification under Section 7.3(ii).

Section 7.4             Third Party Claims.  Promptly upon the receipt by a Parent Indemnified Party or a Seller Indemnified Party, as applicable (the “Indemnified Party”), of any notice of the commencement of any action or Tax Proceeding brought by a Person not a party hereto (a “Third Party Claim”), such Parent Indemnified Party shall give notice of such Third Party Claim to the Stockholders’ Representative (and, if after March 31, 2009, to the Escrow Agent), and such Seller Indemnified Party shall give notice of such Third Party Claim to Parent, as applicable (such party receiving such notice, the “Indemnifying Party”), but the failure to give such notice shall not relieve the indemnification obligation under this Article VII, except to the extent such Indemnifying Party is actually and materially prejudiced thereby.  If an Indemnified Party gives such notice, the Indemnifying Party, upon giving notice to such Indemnified Party, will be entitled to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s sole cost and expense and the Indemnifying Party will be entitled to prosecute, appeal, negotiate, resolve, settle, compromise, arbitrate or otherwise pursue such Third Party Claim, in whole or in part, subject to and in accordance with the provisions of this Agreement.  If the Indemnifying Party exercises its rights to assume the defense of such Third Party Claim, the Indemnifying Party shall have no obligation to indemnify or pay for or reimburse any Indemnified Party for any attorneys’ fees or expenses incurred by the Indemnified Party after the assumption of the defense of such Third Party Claim; provided, however, that the reasonable fees and expenses of one counsel to the Indemnified Party will be indemnifiable hereunder if, in the reasonable view of counsel to the Indemnified Party, (i) a conflict of interest exists between the Indemnifying Party and any Indemnified Party or (ii) there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party.  The Parent Indemnified Party shall be permitted to participate in the defense of any Third Party Claim relating to Taxes.  The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Third Party Claim relating to matters contemplated hereby if any Indemnified Party is a party thereto or has been threatened to be made a party thereto unless such settlement, compromise or consent includes an unconditional release of each such Indemnified Party from all Liability arising or that may arise out of such Third Party Claim and provides solely for monetary relief satisfied or to be satisfied by the Indemnifying Party.  If the Indemnifying Party does not exercise such right to assume the defense within ten days of its receipt of notice of a Third Party Claim, the Indemnified Party may assume the defense thereof by counsel of the Indemnified Party’s choosing and if the Indemnified Party is determined to be entitled to indemnification with respect to such Third Party Claim the Indemnified Party will be permitted, subject to the limitations set forth in this Article VII, to recover all Damages incurred or sustained as a result of such Third Party Claim.  Notwithstanding the foregoing, no Third Party Claim relating to Taxes may be settled, compromised or otherwise resolved without the consent of the Surviving Corporation to the extent that such settlement, compromise or other resolution would adversely affect the Parent or its Subsidiaries, including the Surviving Corporation.  There will be no indemnification liability for any Damages in connection with any settlement of any Third Party Claim by the Indemnified Party without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

Section 7.5             Other Indemnification Procedures.

(a)           In the event any Indemnified Party should have an indemnification claim under this Article VII that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim (a “Pending Claim”) to the Indemnifying Party promptly following the Indemnified Party becoming aware of the same.  The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the indemnification obligation under this Article VII, except to the extent that the Indemnifying Party has been actually and materially prejudiced by such failure.

(b)           The Indemnifying Party shall have 30 calendar days after delivery to the Indemnifying Party of a notice of a Pending Claim (the “Pending Claim Review Period”) in which to notify the Indemnified Party in writing (the “Pending Claim Objection Notice”) of any good faith disagreement regarding the right to indemnification thereof, setting forth in reasonable detail the Indemnifying Party’s objections.  If the Indemnifying Party does not deliver a Pending Claim Objection Notice within the Pending Claim Review Period, the Indemnifying Party shall be deemed to agree in all respects with the claim for indemnification.

(c)           If a Pending Claim Objection Notice is properly and timely delivered, Parent and the Stockholders’ Representative shall use good faith efforts to resolve their differences with respect to the Pending Claim within 30 calendar days after the Indemnifying Party’s receipt of the Pending Claim Objection Notice.  Any differences with respect to the Pending Claim not resolved by Parent and the Stockholders’ Representative within such 30-day period shall be resolved by litigation in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware.

Section 7.6             Punitive Damages.  Notwithstanding any other provision of this Agreement, in no event shall an Indemnified Party be indemnified for punitive, exemplary, special or consequential damages, regardless of the form of action through which such damages are sought, unless such damages are recovered by a third party in a Third Party Claim.

Section 7.7             No Duplications.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 7.8             Tax Benefits.  All indemnity payments hereunder shall be net of all Tax benefits actually realized (through a reduction in current Tax liability) prior to March 31, 2010 by the Indemnified Party with respect to the events that cause such payments to become due. To the extent that the receipt of an indemnity payment hereunder causes the Indemnified Party to realize taxable income, the indemnity payment by the Indemnifying Party shall be increased to the extent necessary to yield to the Indemnified Party the amount payable to the Indemnified Party under the preceding sentence (after taking into account the Indemnified Party’s current or future Tax cost from the receipt of such payment).

Section 7.9             Exclusive Remedy.  From and after the Effective Time, the rights and remedies under this Article VII shall be exclusive and in lieu of any and all other rights and remedies that the Indemnified Parties may have for monetary relief with respect to breaches of representatives, warranties, covenants and agreements set forth in this Agreement; provided, however, that such limitation on the rights and remedies of any Indemnified Party shall not limit any recourse or remedy that may be available to them at law or in equity against any party for intentional fraud.

ARTICLE VIII

TAX MATTERS

Section 8.1             Preparation and Filing of Tax Returns and Payment of Taxes.

(a)           Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Company Subsidiaries for any taxable period ending on or before the Closing Date (“Pre-Closing Period”) that are due after the Closing Date and for any taxable period beginning on or before and ending after the Closing Date (“Straddle Period”).  An amount equal to the Taxes shown as due and payable on such Tax Return to the extent such Taxes are due with respect to the Tax liability of the Company for taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date shall be deducted when calculating the Contingent Cash Amount.  In the case of any Straddle Period, (i) Taxes that are not based on income or receipts (e.g., property taxes) shall be apportioned between the Pre-Closing Period and the Post-Closing Period (as defined in this Section 8.2) on a daily pro-rata basis, and (ii) all Taxes other than Taxes described in Section 8.1(i) shall be apportioned between the Pre-Closing Period and the Post-Closing Period on a closing of the books basis as if such taxable period ended as of the close of business on the Closing Date.  “Post-Closing Period” means any taxable period beginning after the Closing Date.

(b)           Any material Tax Return for a Pre-Closing Period or for a Straddle Period shall be submitted to the Stockholders’ Representative (including supporting documentation) at least twenty-one (21) days prior to the due date (including extensions) of such Tax Return.  If the Stockholders’ Representative objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Parent in writing that it so objects.  If a notice of objection shall be duly delivered, Parent and the Stockholders’ Representative shall negotiate in good faith and use their best efforts to resolve such items.  If Parent and the Stockholders’ Representative are unable to reach such agreement within five (5) days after receipt by Parent of such notice, the disputed items shall be resolved by a final determination of the Accountants; provided, however, that if the dispute is not resolved by the due date of such Tax Return (taking into account any extension of time within which to file), Parent shall file the Tax Return, as originally prepared by Parent, to the relevant Tax Authority and if necessary, an amended return shall be filed after the final determination of the Accountants.

Section 8.2             Cooperation.  Parent and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, examination, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 8.3             Purchaser Tax Covenants.

(a)           Parent shall not (and shall not cause or permit the Company or any Company Subsidiary), to make or change any material Tax election, amend any Tax Return, agree to the waiver or extension of the statute of limitations relating to any Tax of the Company or any Company Subsidiary, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case if such action could have the effect of materially increasing the Tax liability or materially decreasing any Tax asset of the Company or any Company Subsidiary in respect of any Pre-Closing Period without the prior consent of Stockholders’ Representative, which consent shall not be unreasonably withheld.  If Parent breaches the foregoing covenant, the Stockholders shall not be liable for any Taxes that are a direct or indirect result of such breach.

(b)           Parent shall promptly pay Stockholders’ Representative all refunds of Taxes and interest thereon received by, or credited against the Tax liability of Parent, any Affiliate of Parent or the Company or any Company Subsidiary attributable to Taxes actually paid or borne by any Stockholder, the Company, any Company Subsidiary or any Affiliate of the Company with respect to any Pre-Closing Period; provided, however, that any erroneous refund shall be promptly repaid to Parent.  For the avoidance of doubt, a refund of Taxes for which Parent is entitled to indemnification under Article VII shall not be attributable to Taxes paid by any Stockholder, the Company or any Company Subsidiary with respect to any Pre-Closing Period to the extent that such Taxes do not exceed the Tax Basket or to the extent that such refunds were for Taxes that were in excess of the Contingent Consideration or the Escrow Amount, and for the avoidance of doubt, to the extent that such refunds of Taxes were for amounts subject to the Tax Basket, for purposes of computing the aggregate amount of Damages sustained by the Parent Indemnified Parties in the Tax Basket, the Damages shall be correspondingly reduced for such Tax refund amounts.

Section 8.4             Purchase Price Adjustment.  Unless otherwise required by Law, the Parties agree to treat any indemnity payments made under this Agreement as an adjustment to the purchase price for all Tax purposes.

ARTICLE IX

TERMINATION

Section 9.1             Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time as follows:

(a)           by mutual written consent of the Company and Parent;

(b)           by the Company or Parent, if the Merger shall not have been consummated on or before February 29, 2008; provided that if, as of such date, (i) any of the approvals of the Governmental Authorities listed in Section 6.1 of the Company Disclosure Schedule shall not have been obtained and (ii) all other conditions to the consummation of the transactions contemplated by this Agreement are satisfied or then capable of being satisfied, then either Parent or the Company may elect to extend such date to March 31, 2008; provided, further, that the right to terminate this Agreement under this Section 9.1(b) and the right to elect to extend such date shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date;

(c)           by the Company or Parent, if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(d)           by Parent, if there shall have been a breach in any material respect of any of the covenants or agreements on the part of the Company set forth in this Agreement or a breach of any of the representations and warranties of the Company that would cause the conditions precedent set forth in Section 6.2(a) not to be satisfied, in each case which has not been cured within 30 days after receipt of written notice of such breach;

(e)           by the Company, if there shall have been a breach in any material respect of any of the covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement or a breach of any of the representations and warranties of Parent and Merger Sub that would cause the conditions precedent set forth in Section 6.3(a) not to be satisfied, in each case which has not been cured within 30 days after receipt of written notice of such breach;

(f)            By Parent, if the Company Stockholder Approval has not been obtained by 5:00 p.m. (Eastern time) on September 14, 2007;

(g)           By Parent, if the Company shall have materially breached any of the provisions of Section 5.2 and such breach has not been cured within 48 hours after receipt of written notice of such breach; and

(h)           By the Company, at any time prior to obtaining the Company Stockholder Approval, to accept and enter into a binding agreement with respect to a Superior Proposal; provided that (i) at least five days prior to terminating this Agreement pursuant to this Section 9.1(h) the Company has provided Parent with written notice advising Parent that the board of directors of the Company has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and (ii) the Company shall, and shall have caused its financial and legal advisors to, negotiate in good faith with Parent during such five day period to make adjustments in the terms of a revised Agreement between the Company and Parent that are equal or superior to the terms of such Superior Proposal; provided, further, that simultaneously with any termination of this Agreement pursuant to this Section 9.1(h), the Company shall pay to Parent the Termination Fee (as defined in Section 9.2  below); and provided, further, that the Company may not terminate this Agreement pursuant to this Section 9.1(h) if it has materially breached any of the provisions of Section 5.2.

Section 9.2             Effect of Termination.

(a)           In the event of termination of this Agreement pursuant to Section 9.1, this Agreement (other than Section 5.4(c), Section 5.13, this Section 9.2 and Article X) shall become void and of no effect with no liability on the part of any party hereto (or any of its Affiliates or representatives); provided, however, that no such termination shall relieve any party hereto from any Liability for damages resulting from fraud or any willful and intentional breach of this Agreement.

(b)           In the event that (i) (x) after the date of this Agreement, a Takeover Proposal shall have been made to the Company, (y) this Agreement is terminated by Parent pursuant to Section 9.1(g), and (z) within nine months after such termination, the Company enters into a definitive agreement to consummate a Takeover Proposal or consummates a Takeover Proposal (solely for purposes of this Section 9.2(b) (i) (z), the term Takeover Proposal shall have the meaning set forth in the definition of Takeover Proposal contained in Section 5.2(c) except that all references to “15%” shall be deemed references to “50%”); (ii) this Agreement is terminated by Parent pursuant to Section 9.1(f); or (iii) this Agreement is terminated by the Company pursuant to Section 9.1(h), then the Company shall pay Parent a fee equal to $10,000,000 ( the “Termination Fee”) by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination described in clause (i) above, the Company shall pay Parent the Termination Fee on the date of consummation of such transaction).

(c)           The Company acknowledges that the agreements contained in Section 9.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 9.2(b) and, to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount due pursuant to Section 9.2(b), the Company shall pay Parent its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1           Stockholders’ Representative.

(a)           In the event the Merger is approved, effective upon such vote, and without any further action by the Company or any of the Company’s stockholders (the “Stockholders”), the Company hereby appoints JPMP as the Stockholders’ Representative (the “Stockholders’ Representative”) for each of the Stockholders (except such Stockholders, if any, who do not vote in favor of the Merger), as each of such Stockholder’s agent, to act in each of such Stockholder’s name, place and stead, as such Stockholder’s attorney-in-fact, to execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other documents and agreements contemplated by this Agreement with respect to such Stockholders (including any amendments or waivers of this Agreement and such other documents and agreements), to make all elections or decisions contemplated by this Agreement and any other agreements contemplated by this Agreement including, the initiation or defense of claims for indemnification or other litigation or proceedings, to give and receive on behalf of such Stockholders any and all notices from or to any such Stockholder or Stockholders hereunder and to engage such third parties and obtain such insurance and other similar coverage on behalf of such Stockholders (including the execution of agreements on behalf of the Stockholders in connection therewith) as the Stockholders’ Representative determines to be appropriate and in the best interests of such Stockholders, and does hereby give and grant unto the Stockholders’ Representative the power and authority to do and perform each such act and thing whatsoever, that such Stockholders may or are required to do pursuant to this Agreement and all other documents and agreements executed and delivered by such Stockholders in connection with this Agreement, and to amend, modify or supplement any of the foregoing in each such Stockholders’ name, place and stead, as if such Stockholder had personally done such act, and JPMP as Stockholders’ Representative hereby accepts such appointment.  Any proceeds received by the Stockholders’ Representative from Parent or the Surviving Corporation on behalf of such Stockholders shall be turned over to such Stockholders as promptly as practicable by the Stockholders’ Representative, in accordance with the terms and provisions of this Agreement.  The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of any such Stockholder shall not terminate such appointment or the authority and agency of the Stockholders’ Representative.  The power-of-attorney granted in this Section 10.1 is coupled with an interest and is irrevocable.  Parent and the Surviving Corporation may conclusively rely upon, without independent verification or investigation, all decisions made by the Stockholders’ Representative on behalf of the Stockholders that approve the Merger in connection with this Agreement.

(b)           The Stockholders’ Representative shall not be liable for any act done or omitted under this Agreement in its capacity as Stockholders’ Representative.  The Stockholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any person or any other evidence deemed by the Stockholders’ Representative to be reliable, and the Stockholders’ Representative shall be entitled to act on the advice of counsel selected by it.  The Stockholders’ Representative shall be fully justified in failing or refusing to take any action under this Agreement or any related document or agreement unless it shall have received such advice or concurrence of such Stockholders as it deems appropriate or it shall have been expressly indemnified to its satisfaction by the Stockholders appointing it, severally according to their respective ownership percentages, against any and all liability and expense that the Stockholders’ Representative may incur by reason of taking or continuing to take any such action.

(c)           The Stockholders’ Representative shall be entitled to retain counsel and to incur such expenses as the Stockholders’ Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement (including engaging an affiliated or third party trust or escrow service to assist in the administrative tasks required to be performed by the Stockholders’ Representative hereunder), and all such fees and expenses (including reasonable attorneys’ fees and expenses and reasonable fees and expenses of any trust or escrow service) incurred by the Stockholders’ Representative shall be borne by such Stockholders pro rata according to their respective ownership percentages.

(d)           By approving this Agreement, the Stockholders hereby agree to indemnify the Stockholders’ Representative (in its capacity as such) and its agents and other representatives ratably according to their respective ownership percentages, and to hold the Stockholders’ Representative (in its capacity as such) and its agents and other representatives harmless from, any and all Losses of whatever kind which may at any time be imposed upon, incurred by or asserted against the Stockholders’ Representative and its agents and other representatives in such capacity in any way relating to or arising out of its action or failures to take action pursuant to this Agreement or any related document or agreement or in connection herewith or therewith in such capacity.  The agreements in this Section 10.1 shall survive termination of this Agreement.

(e)           JPMP shall be the initial Stockholders’ Representative and shall serve as the Stockholders’ Representative until its resignation. Upon the resignation of JPMP, Stockholders representing a majority of the aggregate ownership percentages of all Stockholders, shall select a new Stockholders’ Representative.  Each time a new Stockholders’ Representative is appointed pursuant to this Agreement, such Person, as a condition precedent to the effectiveness of such appointment, shall accept such position in writing.

Section 10.2           Representations and Warranties.  JPMP, for purposes of Section 5.11 and 5.12 and Article X and in its capacity as the Stockholders’ Representative, hereby represents and warrants to Parent as of the date of this Agreement and as of the Closing Date as follows:  (i) it is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware, (ii) it has all necessary power and authority to execute and deliver this Agreement and each other agreement, document, instrument, certificate or notice contemplated by this Agreement to be executed by it in connection with the transactions contemplated by this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (iii) the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors or other governing body and no other proceedings on its part are necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (iv) this Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

Section 10.3           Amendment; Waiver.  This Agreement may not be amended, altered or modified except by written instrument executed by Parent and the Company prior to the Effective Time or executed by Parent and the Stockholders’ Representative following the Effective Time.  Any waiver of rights hereunder must be set forth in writing.  The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

Section 10.4           Entire Agreement.  This Agreement (including the Company Disclosure Schedule and Exhibits), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

Section 10.5           Knowledge Convention.  Whenever any statement herein or in any Schedule, Exhibit, certificate or other document delivered to any party pursuant to this Agreement is made “to [its] knowledge” or words of similar intent or effect (including without limitation “Knowledge”) of any party or its representative, the Person making such statement shall be accountable only for those facts, circumstances or events, which as of the date the representation is given, are actually known to the Person making such statement, which with respect to the Company, means the persons identified in Section 10.5 of the Company Disclosure Schedule, and with respect to Parent, means the knowledge of its executive officers.

Section 10.6           Company Disclosure Schedule.  The inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to have a Company Material Adverse Effect.  The information set forth in the Company Disclosure Schedule shall be organized to correspond to the applicable sections and subsections of Article III, provided that any information set forth in one section of the Company Disclosure Schedule shall be deemed to be disclosed in such other sections of the Company Disclosure Schedule where the relevance of such information is reasonably apparent, notwithstanding the omission of a reference or cross-reference thereto.

Section 10.7           Interpretation.  In this Agreement, unless otherwise expressly specified, the following rules of interpretation apply:

(a)           references to Articles, Sections, Company Disclosure Schedules and Exhibits are references to articles, sections or sub-sections, schedules and exhibits of this Agreement;

(b)           the section and other headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement;

(c)           words importing the singular include the plural and vice versa;

(d)           references to the word “including” do not imply any limitation;

(e)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f)            the words “date hereof” and words of similar import refer to August 10, 2007;

(g)           references to “$” or “dollars” refer to U.S. dollars; and

(h)           nothing in any representation, warranty, covenant or condition in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation, warranty, covenant or condition set forth in this Agreement, and each representation, warranty, covenant and condition in this Agreement shall be given full, separate and independent effect.

Section 10.8           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.9           Notices.  All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub:

Novant Health, Inc.

2085 Frontis Plaza Blvd.

Winston-Salem, North Carolina 27103

Facsimile:  (336) 277-9440
Attention:  Lawrence U. McGee

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Facsimile: (202) 661-8280
Attention: Marc S. Gerber

If to the Company:

MQ Associates, Inc.

3480 Preston Ridge Road

Suite 600

Alpharetta, Georgia 30005

Facsimile:  (678) 992-7538
Attention:  Todd Latz

With a copy to:

O’Melveny & Myers LLP
Times Square Tower
Seven Times Square
New York, New York 10036
Facsimile:  (212) 326-2061
Attention:  Gregory P. Patti, Jr.

If to JPMP or the Stockholders’ Representative:

J.P. Morgan Partners (BHCA), L.P.
c/o CCMP Capital
245 Park Avenue
16th Floor
New York, New York 10167
Facsimile:  (212) 599-3481
Attention:   Benjamin Edmands

With a copy to:

O’Melveny & Myers LLP
Times Square Tower
Seven Times Square
New York, New York 10036
Facsimile:  (212) 326-2061
Attention:  Gregory P. Patti, Jr.

All such notices or communications shall be deemed to have been delivered and received:  (i) if delivered in person, on the day of such delivery, (ii) if by facsimile, on the day on which such facsimile was sent, provided that receipt is personally confirmed by telephone, or (iii) if by a recognized next day courier service, on the first Business Day following the date of dispatch.  Each notice, written communication, certificate, instrument and other document required to be delivered under this Agreement shall be in the English language, except to the extent that such notice, written communication, certificate, instrument and other document is required by applicable Law to be in a language other than English.

Section 10.10         Binding Effect; Persons Benefiting; No Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.  This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto and any purported assignment or other transfer without such consent shall be void and unenforceable, provided, however, that without such prior consent, Parent shall have the right to assign all or any part of its right, title, interest or obligations hereunder to any wholly-owned Subsidiary of Parent or to any Person that may hereafter acquire one or more Facilities, provided in each case that Parent remains liable for its obligations hereunder notwithstanding a permitted assignment.

Section 10.11         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 10.12         Governing Law.  THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.

Section 10.13         Consent to Jurisdiction.  Each party to this Agreement, by its execution hereof, hereby:

(a)           irrevocably submits to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof,

(b)           waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and

(c)           agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise.

Section 10.14         Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NOVANT HEALTH, INC.
By:	/s/ Paul M. Wiles
	Name:	Paul M. Wiles
	Title:	President & Chief Executive Officer

STONES MERGER CORP.

By:	/s/ Paul M. Wiles
	Name:	Paul M. Wiles
	Title:	President

MQ ASSOCIATES, INC

By:	/s/ C. Christian Winkle
	Name:	C. Christian Winkle
	Title:	Chief Executive Officer

J.P. MORGAN PARTNERS (BHCA), L.P.
solely for purposes of Sections 5.11 and 5.12 and Article X and in its capacity as the Stockholders’ Representative

By:	CCMP Capital Advisors, LLC,
as Attorney-In-Fact

By:	/s/ Benjamin B. Edmands
	Name:	Benjamin B. Edmands
	Title:	Managing Director